                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

            AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among:

                              PDF SOLUTIONS, INC.,
                             a Delaware corporation;

                         IDS SOFTWARE ACQUISITION CORP.,
                             a Delaware corporation;

                           IDS SOFTWARE SYSTEMS, INC.,
                             a Delaware corporation;

                                       and

                               PDF SOLUTIONS LLC,
                      a Delaware limited liability company.

                                SEPTEMBER 2, 2003

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                                TABLE OF CONTENTS

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SECTION ONE...............................................................................................     1
     1. The Mergers.......................................................................................     1
            1.1 The Step One Merger.......................................................................     1
            1.2 Closing; Effective Time...................................................................     2
            1.3 Effect of the Step One Merger.............................................................     2
            1.4 Certificate of Incorporation; Bylaws......................................................     2
            1.5 Directors and Officers....................................................................     2
            1.6 Effect on Capital Stock...................................................................     2
            1.7 Reserved..................................................................................     6
            1.8 Surrender of Certificates.................................................................     8
            1.9 No Further Ownership Rights in Target Capital Stock.......................................    10
            1.10 Tax Consequences.........................................................................    10
            1.11 Taking of Necessary Action; Further Action...............................................    10
            1.12 Withholding..............................................................................    10
            1.13 Lost, Stolen or Destroyed Certificates...................................................    11
            1.14 Step Two Merger..........................................................................    11
SECTION TWO...............................................................................................    12
     2. Representations and Warranties of Target..........................................................    12
            2.1 Organization..............................................................................    13
            2.2 Certificate of Incorporation and Bylaws...................................................    13
            2.3 Capital Structure.........................................................................    13
            2.4 Authority.................................................................................    14
            2.5 No Conflicts; Required Filings and Consents...............................................    15
            2.6 Financial Statements......................................................................    15
            2.7 Absence of Undisclosed Liabilities........................................................    15
            2.8 Absence of Certain Changes................................................................    16
            2.9 Litigation................................................................................    17
            2.10 Restrictions on Business Activities......................................................    18
            2.11 Permits; Target Products; Regulation.....................................................    18
            2.12 Title to Property........................................................................    19
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                                TABLE OF CONTENTS
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            2.13 Intellectual Property....................................................................    19
            2.14 Environmental Matters....................................................................    21
            2.15 Taxes....................................................................................    22
            2.16 Employee Benefit Plans...................................................................    24
            2.17 Certain Agreements Affected by the Step One Merger.......................................    26
            2.18 Employee Matters.........................................................................    27
            2.19 Material Contracts.......................................................................    27
            2.20 Interested Party Transactions............................................................    29
            2.21 Insurance................................................................................    29
            2.22 Compliance With Laws.....................................................................    29
            2.23 Minute Books.............................................................................    29
            2.24 Complete Copies of Materials.............................................................    30
            2.25 Brokers' and Finders' Fees...............................................................    30
            2.26 Permit Application; Information Statement................................................    30
            2.27 Affiliate Agreements; Voting Agreements..................................................    30
            2.28 Vote Required............................................................................    31
            2.29 Board Approval...........................................................................    31
            2.30 Accounts Receivable......................................................................    31
            2.31 Customers and Suppliers..................................................................    31
            2.32 Third Party Consents.....................................................................    31
            2.33 No Commitments Regarding Future Products.................................................    31
            2.34 Representations Complete.................................................................    32
SECTION THREE.............................................................................................    32
     3. Representations and Warranties of Acquiror and Merger Sub.........................................    32
            3.1 Organization, Standing and Power..........................................................    32
            3.2 Capital Structure.........................................................................    32
            3.3 Authority.................................................................................    33
            3.4 No Conflict; Required Filings and Consents................................................    33
            3.5 SEC Documents; Financial Statements.......................................................    34
            3.8 Litigation................................................................................    36
            3.11 Permit Application; Information Statement................................................    36
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                                TABLE OF CONTENTS
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            3.12 Representations Complete.................................................................    37
SECTION FOUR..............................................................................................    37
     4. Conduct Prior to the Effective Time...............................................................    37
            4.1 Conduct of Business of Target and Acquiror................................................    37
            4.2 Conduct of Business of Target.............................................................    38
            4.3 No Solicitation...........................................................................    40
SECTION FIVE..............................................................................................    41
     5. Additional Agreements.............................................................................    41
            5.1 Commercially Reasonable Efforts and Further Assurances....................................    41
            5.2 Consents; Cooperation.....................................................................    41
            5.3 Access to Information.....................................................................    43
            5.4 Confidentiality...........................................................................    44
            5.5 Public Disclosure.........................................................................    44
            5.6 FIRPTA....................................................................................    44
            5.7 State Statutes............................................................................    44
            5.8 Escrow Agreement..........................................................................    44
            5.9 Blue Sky Laws.............................................................................    44
            5.10 Agreements Appointing Representative.....................................................    44
            5.11 Listing of Additional Shares.............................................................    45
            5.12 Affiliate Agreements.....................................................................    45
            5.13 Fairness Hearing; Stockholder Approval...................................................    45
            5.14 Target Stockholders Consent..............................................................    46
            5.15 Voting Agreement.........................................................................    46
            5.16 Maintenance of Target Indemnification Obligations........................................    46
            5.17 Employment and Non-Competition Agreements................................................    47
            5.18 Filing of Form S-8.......................................................................    47
            5.19 Employee Benefits of Target Employees....................................................    47
            5.20 Step Two Merger..........................................................................    48
SECTION SIX...............................................................................................    49
     6. Conditions to the Step One Merger.................................................................    49
            6.1 Conditions to Obligations of Each Party to Effect the Step One Merger.....................    49
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            6.2 Additional Conditions to Obligations of Target............................................    50
            6.3 Additional Conditions to the Obligations of Acquiror and Merger Sub.......................    51
SECTION SEVEN.............................................................................................    54
     7. Termination, Amendment and Waiver.................................................................    54
            7.1 Termination...............................................................................    54
            7.2 Effect of Termination.....................................................................    55
            7.3 Expenses and Termination Fees.............................................................    55
            7.4 Amendment.................................................................................    56
            7.5 Extension; Waiver.........................................................................    56
SECTION EIGHT.............................................................................................    56
     8. Escrow and Indemnification........................................................................    56
            8.1 Survival of Representations and Warranties................................................    56
            8.2 Escrow Fund...............................................................................    57
            8.3 Indemnification...........................................................................    57
            8.4 Damages Threshold.........................................................................    58
            8.5 Escrow Period.............................................................................    59
            8.6 Distributions; Voting.....................................................................    59
            8.7 Method of Asserting Claims................................................................    60
            8.8 Representative of the Stockholders; Power of Attorney.....................................    60
            8.9 Adjustment to Escrow......................................................................    60
SECTION NINE..............................................................................................    61
     9. General Provisions................................................................................    61
            9.1 Notices...................................................................................    61
            9.2 Interpretation............................................................................    62
            9.3 Counterparts..............................................................................    62
            9.4 Entire Agreement; Nonassignability; Parties in Interest...................................    62
            9.5 Severability..............................................................................    62
            9.6 Remedies Cumulative.......................................................................    62
            9.7 Governing Law.............................................................................    63
            9.8 Rules of Construction.....................................................................    63
            9.9 Amendments and Waivers....................................................................    63
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

            AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

         This Amended and Restated Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of September 2, 2003, by and among PDF Solutions, Inc., a Delaware corporation ("Acquiror"), IDS Software Systems, Inc., a Delaware corporation ("Target"), IDS Software Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquiror ("Merger Sub") and PDF Solutions LLC, a single member Delaware limited liability company wholly owned by Acquiror (the "LLC").

         1. The parties to this Agreement have agreed to amend and restate that certain Agreement and Plan of Reorganization (the "Original Merger Agreement") dated as of June 19, 2003 by and among the parties to this Agreement.

         2. Now, therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties to this Agreement, effective as of September 2, 2003, hereby amend and restate the Original Merger Agreement in its entirety such that the Original Merger Agreement shall be superceded and replaced in its entirety with the following:

                                    RECITALS

         A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the merger of Merger Sub with and into Target (the "Step One Merger") and, in furtherance thereof, have approved the Step One Merger. Pursuant to the Step One Merger, among other things, the outstanding shares of capital stock of Target shall be converted into shares of Common Stock of Acquiror (the "Acquiror Common Stock"), as set forth herein and the right to receive cash as set forth herein.

         B. The parties hereto intend that, within one (1) month following the Step One Merger, Target, as surviving corporation of the Step One Merger, will merge with and into the LLC (the "Step Two Merger," and together with the Step One Merger, the "Mergers"), with the LLC being the ultimate surviving entity in the Mergers.

         C. Target, Acquiror, Merger Sub and the LLC desire to make certain representations and warranties, covenants and other agreements in connection with the Mergers.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Mergers together to qualify as a reorganization under the provisions of Section 368 of the Code, although such qualification is not a condition to the closing of either of the Mergers.

                                    AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         A. AMENDMENT OF ORIGINAL MERGER AGREEMENT. Effective and contingent upon the execution of this Agreement by Acquiror, Target, Merger Sub and the LLC, the Original Merger Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and Acquiror, Target, Merger Sub and the LLC hereby agree to be bound by the provisions hereof as the sole agreement of the Acquiror, Target, Merger Sub and LLC with respect to the Mergers, as set forth herein.

                                   SECTION ONE

         1.       THE MERGERS.

                  1.1 THE STEP ONE MERGER At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger in connection with the Step One Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Step One Merger. Target as the interim surviving corporation following the Step One Merger is hereinafter sometimes referred to as the "Interim Surviving Corporation."

                  1.2 CLOSING; EFFECTIVE TIME. The closing of the Step One Merger (the "Closing") shall take place as soon as practicable, and in no event later than five (5) business days after the satisfaction or waiver of each of the conditions set forth in Section 6 below or at such other time as the parties agree (the "Closing Date"). In connection with the Closing, the parties shall cause the Step One Merger to be consummated by filing the Certificate of Merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time"). The Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 1020 Marsh Road, Menlo Park, California, or at such other location as the parties agree.

                  1.3 EFFECT OF THE STEP ONE MERGER. At the Effective Time, the effect of the Step One Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Interim Surviving Corporation.

                  1.4      CERTIFICATE OF INCORPORATION; BYLAWS.

                           (a)      At the Effective Time, the Certificate of
Incorporation of Target, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Interim Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

                           (b)      At the Effective Time, the Bylaws of Target,
as in effect immediately prior to the Effective Time, shall be the Bylaws of the Interim Surviving

Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Interim Surviving Corporation and such Bylaws.

                  1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time, shall be the officers of the Interim Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  1.6 EFFECT ON CAPITAL STOCK. By virtue of the Step One Merger and without any action on the part of Merger Sub, Target or any of its stockholders, the following shall occur at the Effective Time:

                           (a)      CONVERSION OF TARGET CAPITAL STOCK. All of
the issued and outstanding shares of Common Stock, par value $0.001 per share, of Target (the "Target Capital Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b)) shall be converted and exchanged into the right to receive (i) an aggregate of 2,000,000 shares of Acquiror Common Stock (the "Stock Consideration") and (ii) an aggregate cash payment of $23,000,000 (provided that such amount shall be reduced dollar-for-dollar for each dollar in excess of $200,000 that is attributable to legal, accounting, investment banking and other professional transaction fees either paid or payable by Target, or Acquiror on behalf of Target, in connection with the Step One Merger) (such amount, the "Cash Consideration," and together with the Stock Consideration, the "Merger Consideration"); provided that as set forth in Section 1.6(f) below, shares, if any, held by persons who have not voted such shares for approval of the Step One Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with applicable law ("Dissenting Shares") shall not be so converted and exchanged into the right to receive their pro rata portion of the Merger Consideration unless and until the right to exercise such dissenter's rights shall have lapsed. On a per share basis, each share of Target Capital Stock shall represent the right to receive (a) the number of shares of Acquiror Common Stock that is equal to the quotient of 2,000,000 divided by the total number of issued and outstanding shares of Target Capital Stock on the Closing Date (the "Outstanding Target Capital Stock") (such amount, the "Stock Consideration Per Share") and (b) cash equal to the quotient of $23,000,000 (or such lesser amount as provided in the first sentence of this Section 1.6(a)) divided by the number of shares of Outstanding Target Capital Stock (such amount, the "Cash Consideration Per Share"). The aggregate dollar value of the Merger Consideration on the Closing Date (which is equal to the sum of the Cash Consideration plus the product of the Stock Consideration multiplied by the Closing Price) divided by the number of shares of Outstanding Target Capital Stock shall equal the "Target Merger Price Per Share."

All shares of Target Capital Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Target Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.8, with interest, if any, unless otherwise provided herein with respect to Dissenting Shares or as provided in
Section 1.6(b) below.

                           (b)      CANCELLATION OF TARGET CAPITAL STOCK OWNED
BY ACQUIROR OR TARGET. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

                           (c)      TARGET OPTIONS.

                                    (i)      ASSUMPTION OF OUTSTANDING TARGET
OPTIONS.

                                             (A)      All options to purchase
Target Capital Stock held by Target employees immediately prior to the Closing (the "Target Options") issued and outstanding (whether or not exercisable, whether or not vested, and whether or not performance-based) under the Target 2001 Stock Option/Stock Issuance Plan, as amended (the "Target Stock Option Plan"), as mutually determined and identified by Acquiror and Target prior to the Effective Time, shall, at the Effective Time by virtue of the Step One Merger and without any further action on the part of Target or the holder thereof, be assumed by Acquiror in accordance with this Section 1.6(c). Acquiror shall not assume any such Target Options held by Target employees not so identified by Target and Acquiror (the "Terminating Employees") and, in accordance with the terms of the Target Stock Option Plan, such options, to the extent not exercised shall accelerate and become exercisable immediately prior to the Effective Time and shall terminate immediately following the Effective Time. Target has provided Acquiror with a true and complete list as of June 19, 2003 of all holders of outstanding Target Options, including the number of shares of Target Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated list current as of such date. Each such Target Option assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan or a stock option or restricted stock purchase agreement immediately prior to the Effective Time, except that (i) such Target Option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of (A) the number of shares of Target Capital Stock that were issuable upon exercise of such Target Option immediately prior to the Effective Time multiplied by (B) a ratio calculated by dividing the Target Merger Price Per Share by the weighted average closing price of a share of Acquiror Common Stock for the thirty (30) most recent days that Acquiror Common Stock has traded, ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market (the "Closing Price"), rounded down to the nearest whole number of shares of Acquiror Common Stock, and
(ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of each such assumed Target Option will be equal to the product of (Y) the exercise price of each such Target Option multiplied by (Z) a ratio calculated by dividing the Closing Price of Acquiror's Common Stock by the Target Merger Price Per Share, rounded up to the nearest whole cent. Notwithstanding any contrary provision of this Agreement, the assumption of Target Options intended to be Incentive Stock Options shall be subject to and comply with Section 424(a) of the Code.

                                             (B)      Acquiror shall also grant
to Target employees who become Acquiror, Interim Surviving Corporation or Surviving Company employees (other than Andre Hawit), collectively options to purchase 300,000 shares of Acquiror's Common Stock

("New Options"). The New Options shall be allocated in a manner mutually acceptable to Target and Acquiror and be granted within two (2) business days following the Closing Date, with an exercise price per share equal to the last trading price of a share of Acquiror Common Stock, as reported on the Nasdaq National Market on the date of grant (the "Fair Market Value").

                                             (C)      Acquiror will use
reasonable efforts to ensure that the Target Options assumed by Acquiror shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent such Target Options qualified as incentive stock options prior to the Effective Time. As soon as practicable after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of a Target Option under the Target Stock Option Plan, a written document evidencing the foregoing assumption of such option by Acquiror.

                                    (ii)     CONTINUATION OF VESTING AND
REPURCHASE RIGHTS. If any shares of Target Capital Stock outstanding immediately prior to the Effective Time are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such shares may be forfeited to or repurchased by Target upon any termination of the relevant relationship (including employment or directorship) of Target with the holder (or prior holder thereof) under the terms of any restricted stock purchase agreement, stock option agreement (including any stock option agreement under the Target Stock Option Plan) or other agreement with Target (such shares being referred to herein as "Unvested Target Shares"), then such repurchase option, vesting schedule or other condition shall be assigned to Acquiror and the shares of Acquiror Common Stock issued upon the conversion of such Unvested Target Shares in the Step One Merger shall continue to be unvested and shall continue to be subject to the same repurchase options, vesting schedules or other conditions, as applicable, immediately following the Effective Time as they were subject to immediately prior to the Effective Time. The certificates representing such shares of Acquiror Common Stock shall accordingly be marked with appropriate legends noting such repurchase options, vesting schedules or other conditions. Target shall take all actions that are reasonably necessary to ensure that, from and after the Effective Time, Acquiror (or its assignee) shall be entitled to exercise any such repurchase option, vesting schedule or other right set forth in any such restricted stock purchase agreement, vesting schedule or other agreement.

                           (d)      CAPITAL STOCK OF MERGER SUB. At the
Effective Time, each share of Common Stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Interim Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Interim Surviving Corporation.

                           (e)      ADJUSTMENTS. All share numbers herein,
including, but not limited to, the Stock Consideration and New Options, shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock, as appropriate, occurring after June 19, 2003 and prior to the Effective Time.

                           (f)      DISSENTERS' RIGHTS. Any Dissenting Shares
shall not be converted into the right to receive the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to applicable law. Target agrees that, except with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed, or as required under applicable law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares who, pursuant to the provisions of applicable law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after such value shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such holder of a certificate or certificates representing shares of Target Capital Stock, the Merger Consideration to which such holder would otherwise be entitled under this
Section 1.6 and the Certificate of Merger less the number of shares allocable to such holder that have been deposited in the Escrow Fund (as defined below) in respect of such Merger Consideration pursuant to Section 8 below.

                           (g)      FRACTIONAL SHARES. No fraction of a share of
Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Closing Price.

                  1.7      RESERVED.

                  1.8      SURRENDER OF CERTIFICATES.

                           (a)      EXCHANGE AGENT. EquiServe Trust Company N.A.
shall act as exchange agent (the "Exchange Agent") in the Step One Merger.

                           (b)      ACQUIROR TO PROVIDE COMMON STOCK AND CASH.
Promptly after the Effective Time, and in no event later than five (5) days after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Section 1: (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) less the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Section 8; (ii) sufficient funds in amounts and at times necessary for the payment of the Cash Consideration in the amounts and at the times provided herein; and (iii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g). As soon as practicable following the Effective Time, the Exchange Agent shall distribute the Merger Consideration to those former Target stockholders that have tendered stock certificates for exchange. All interest, if any, earned on such funds shall be paid to Target's stockholders.

                           (c)      EXCHANGE PROCEDURES. Promptly after the
Effective Time, Acquiror shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time will represent shares of Outstanding Target Capital Stock, whose shares are to be converted into the right to receive the

Merger Consideration (including cash in lieu of fractional shares) pursuant to
Section 1.6 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (including a certificate representing the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 8 below and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6), and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive the Merger Consideration (including ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6). As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8 below, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Section 8 below) a certificate or certificates representing four hundred thousand (400,000) shares of Acquiror Common Stock which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 1.8. Such shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Section 8 below. To the extent not used for such purposes, such shares shall be released, all as provided in Section 8 below.

                           (d)      NO LIABILITY. Notwithstanding anything to
the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Company or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           (e)      DISSENTING SHARES. The provisions of this
Section 1.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 1.6 hereof.

                           (f)      DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED
SHARES. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time payable (but for the provisions of this Section 1.8(f)) with respect to such shares of Acquiror Common Stock.

                           (g)      TRANSFERS OF OWNERSHIP. If any certificate
for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such issuance that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                  1.9 NO FURTHER OWNERSHIP RIGHTS IN TARGET CAPITAL STOCK. Upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof, such shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of a certificate representing any such shares of Target Capital Stock shall cease to have any rights with respect thereto and there shall be no further registration of transfers on the records of the Interim Surviving Corporation of shares of Outstanding Target Capital Stock. If, after the Effective Time, Certificates are presented to the Interim Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.

                  1.10 TAX CONSEQUENCES. The Step One Merger and the Step Two Merger, together, are intended to qualify as a "reorganization" as described in Section 368 of the Code, and this Agreement is intended to constitute a "plan of reorganization" within the meaning of the regulations promulgated under
Section 368 of the Code and neither the Acquiror, the Surviving Company, nor any other party to this Agreement shall take a position on any Returns (as defined in Section 2.15) or other statement or report to any government or taxing authority inconsistent with such intention unless required to do so by applicable tax law; provided, however, that notwithstanding anything to the contrary herein, (i) such tax treatment shall not be a condition to either party's obligation to close the transactions contemplated herein; (ii) each party is relying solely on its own tax advisors in connection with this Agreement and the Mergers contemplated hereby; and (iii) neither Acquiror nor Merger Sub makes any representation or warranty with respect to any tax consequences of the Mergers to Target or the Target Stockholders under this Agreement, nor does Target make any representation or warranty with respect to any tax consequences of the Mergers to Acquiror, the Interim Surviving Corporation or the Surviving Company.

                  1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Interim Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                  1.12 WITHHOLDING. Each of the Exchange Agent, Acquiror, and the Interim Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Target Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                  1.13 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to such issuance and payment, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, the Interim Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                  1.14     STEP TWO MERGER.

                           (a)      TIMING. As soon as practicable following the
Closing Date, but in no event later than one (1) month after the Closing Date, the Interim Surviving Corporation shall be merged directly with and into the LLC in accordance with Delaware Law. Following the Step Two Merger, the separate corporate existence of the Interim Surviving Corporation shall cease and the LLC shall succeed to and assume all of the rights and obligations of the Interim Surviving Corporation in accordance with Delaware Law. The LLC shall also be referred to herein as the "Surviving Company".

                           (b)      TWO STEP MERGER EFFECTIVE TIME. Within one
(1) month of the Closing Date, the Step Two Merger shall be consummated by the LLC filing a Certificate of Merger (the "Step Two Certificate of Merger") as required by Delaware Law with respect to the Step Two Merger (the "Step Two Merger Filings") and other appropriate documents executed in accordance with the relevant provisions of Delaware Law. The Step Two Merger shall become effective at such time as the Step Two Merger Filings are duly filed with the Delaware Secretary of State (the "Step Two Merger Effective Time").

                           (c)      EFFECT OF THE STEP TWO MERGER. At the Step
Two Merger Effective Time, the effect of the Step Two Merger shall be as provided in this Agreement, the Step Two Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the foregoing, at the Step Two Merger Effective Time, all the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in the Surviving Company, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of the Surviving Company.

                           (d)      CERTIFICATE OF FORMATION; OPERATING
AGREEMENT.

                                    (i)      At the Step Two Merger Effective
Time, the Certificate of Formation of the LLC, as in effect immediately prior to the Step Two Merger Effective Time, shall be the Certificate of Formation of the Surviving Company until thereafter amended as provided by Delaware Law and such Certificate of Formation.

                                    (ii)     At the Step Two Merger Effective
Time, the Operating Agreement of the LLC, as in effect immediately prior to the Step Two Merger Effective Time, shall constitute the Operating Agreement of the Surviving Company until thereafter amended as provided by law, the Certificate of Formation of the Surviving Company and such Operating Agreement.

                  (e) DIRECTORS AND OFFICERS. At the Step Two Effective Time, the manager of the LLC immediately prior to the Effective Time shall be the manager of the Surviving Company, and the officers of the LLC immediately prior to the Step Two Merger Effective Time, shall be the officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

                  (f) TREATMENT OF CAPITAL STOCK IN STEP TWO MERGER. Subject to the provisions of this Agreement, at the Step Two Merger Effective Time, automatically by virtue of the Step Two Merger and without any action on the part of any stockholder:

                           (i)      each membership interest of the LLC
outstanding immediately prior to the Step Two Merger shall be unchanged and shall remain issued and outstanding; and

                           (ii)     each share of Interim Surviving Corporation
common stock issued and outstanding prior to the Step Two Merger Effective Time shall be canceled without consideration and shall cease to be an issued and outstanding share of Interim Surviving Company stock.

                                   SECTION TWO

         2.       REPRESENTATIONS AND WARRANTIES OF TARGET.

                  In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or will prevent or materially delay consummation of the Step One Merger or otherwise will prevent such entity and its subsidiaries from performing their obligations under this Agreement; provided, however, that the following events shall not be deemed to have a "Material Adverse Effect:" (i) general changes in the industries in which the entity or group of entities operate; (ii) a change that occurs as a result of the announcement of the Original Merger Agreement, the pendency of the transactions contemplated hereby or the taking of any action expressly required by this Agreement or the Original Merger Agreement or the failure to take any action prohibited from being taken by this Agreement or the Original Merger Agreement; (iii) changes in general economic, political or regulatory conditions; (iv) the outbreak or escalation of hostilities, diseases or terrorist activities, either in the United States or abroad; or (v) a failure to meet internal projections or forecasts.

                  In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers and directors of such party. An officer or director shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents, written or electronic, that are or have been in such individual's possession or that would be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities or (ii) such knowledge would be obtained from reasonable and customary inquiry of those persons employed by the Target or Acquiror (as the case may be) charged with administrative or operational responsibility for such matter for such party.

                  Except as disclosed in a document dated as of June 19, 2003 and delivered by Target to Acquiror prior to the execution and delivery of the Original Merger Agreement and referring to the representations and warranties of this Agreement (the "Target Disclosure Schedule"), the Target hereby represents and warrants to Acquiror, Merger Sub and LLC as follows; in each case as of June 19, 2003 (except for the representations and warranties set forth in Sections 2.3, 2.9 and 2.35 which are as of the date of this Agreement, except as expressly set forth in such subsections):

                  2.1 ORGANIZATION. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Target. Target is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Target. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

                  2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Target has delivered or made available to Acquiror or its counsel true and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

                  2.3 CAPITAL STRUCTURE. The authorized capital stock of Target consists of 40,000,000 shares of Common Stock, of which there were issued and outstanding as of the close of business as of the date hereof, 15,784,537 shares of Common Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof, other than pursuant to the exercise of outstanding Target Options. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. All outstanding shares of Target Capital Stock were issued in compliance with all applicable federal and state securities laws. Target has no subsidiaries. Target has reserved 3,500,000 shares of Common Stock for issuance to employees and consultants pursuant to the Target Stock Option Plan, of which, as of the date hereof, 75,500 shares have been issued pursuant to option exercises or direct stock purchases and 2,580,875 shares are subject to outstanding, unexercised options. Section 2.3 of the Target Disclosure Schedule sets forth the number of outstanding Target Options and all other rights to acquire shares of Target Capital Stock from the Target and the applicable exercise prices as of June 19, 2003. Except (i) for the rights created pursuant to this Agreement, (ii) for Target's right to repurchase any unvested shares under the Target Stock Option Plan or any stock option or restricted stock purchase agreement, (iii) as set forth in this Section 2.3 and (iv) the repurchase contemplated by Section 4.1(b) hereof, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Target is a party or by which Target is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Section 2.3 of the Target Disclosure Schedule or as contemplated herein, Target has not taken, and shall not take, any action that would result in the accelerated vesting, exercisability or payment of Target Options as a consequence of the execution of, or consummation of the transactions contemplated by, this Agreement. Consistent with the terms of the Target Stock Option Plan, the documents governing the outstanding options under such Plan and any other stock option or restricted stock purchase agreement, the Step One Merger will not accelerate the vesting, exercisability or payment of the Target Options or the shares of Acquiror Common Stock which will be subject to those options upon the Acquiror's assumption of the Target Options in the Step One Merger. Notwithstanding the foregoing, the failure of Acquiror to assume the Target Options held by Terminating Employees will result in the cancellation of such Target Options. No Target Options held by Terminating Employees will remain outstanding at the Effective Time. To Target's knowledge, there are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock between or among, any of Target's stockholders, except for the stockholders delivering Irrevocable Proxies (as defined below). Target has complied in all material respects with the terms of the Target Stock Option Plan. The terms of the Target Options permit the assumption or substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. True and complete copies of all agreements and instruments relating to Target Options have been made available to Acquiror or its counsel and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Acquiror or its counsel.

                  2.4 AUTHORITY. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Step One Merger by Target's stockholders as contemplated by
Section 6.1(a). Target's Board of Directors has unanimously approved the Step One Merger and this Agreement. This Agreement has been duly executed and delivered by Target and assuming due authorization, execution and delivery by Acquiror and Merger Sub, constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  2.5      NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                           (a)      The execution and delivery of this Agreement
by Target does not, and the consummation of the transactions contemplated hereby do not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Target, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets except where such conflicts, violations and defaults would not, individually or in the aggregate, have a Material Adverse Effect on Target.

                           (b)      No consent, approval, order or authorization
of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by the Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of appropriate merger documents as required by Delaware Law, (ii) a fairness hearing held pursuant to the authority granted by Section 25142 of the California General Corporation Law ("California Law") and the issuance of a permit pursuant to Section 25121 of California Law, (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Act of 1933, as amended (the "Securities Act"), applicable state securities laws and the securities laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

                  2.6 FINANCIAL STATEMENTS. Section 2.6 of the Target Disclosure Schedule includes a true, correct and complete copy of Target's unaudited financial statements (balance sheet and income statement) as at, and for the six-month period ended March 31, 2003 (such balance sheet being referred to herein as the "Target Balance Sheet" and the date thereof being the "Balance Sheet Date") and its audited financial statements for each of the fiscal years ended September 30, 2000, 2001 and 2002, respectively, (such audited and unaudited financial statements collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements accurately set out and describe in all material respects the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Target maintains a standard system of accounting established and administered in accordance with United States generally accepted accounting principles.

                  2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Target Balance Sheet, (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under United States generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the date of the Target Balance Sheet and consistent with past practice, (iv) those incurred in connection with the execution of this Agreement and (v) those set forth in the Target Disclosure Schedule. Without limiting the generality of the foregoing, Target has not breached Sections 1 or 3 of the International Distribution Agreement between Target and Mactron Systems GmbH effective as of October 1, 1998.

                  2.8      ABSENCE OF CERTAIN CHANGES. Except as set forth in
Section 2.8 of the Target Disclosure Schedule, since the Balance Sheet Date there has not been, occurred or arisen any:

                           (a)      transaction by Target except in the ordinary
course of business as conducted on that date and consistent with past practices;

                           (b)      amendments or changes to the Certificate of
Incorporation or Bylaws of Target;

                           (c)      capital expenditure or commitment by Target,
in any individual amount exceeding $25,000, or in the aggregate, exceeding $75,000;

                           (d)      destruction of, damage to, or loss of any
assets (including, without limitation, intangible assets), business or customer of Target (whether or not covered by insurance) which would, individually or in the aggregate, constitute a Material Adverse Effect;

                           (e)      claim of wrongful discharge or other
material unlawful labor practice;

                           (f)      change in accounting methods or practices
(including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by Target;

                           (g)      revaluation by Target of any of its assets;

                           (h)      declaration, setting aside, or payment of a
dividend or other distribution in respect to the capital stock of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its capital stock, except repurchases of Target

Capital Stock from terminated Target employees or other service providers at the original per share purchase price of such shares or as otherwise contemplated by this Agreement;

                           (i)      increase in the salary or other compensation
payable or to become payable by Target to any officers, directors, employees or advisors of Target, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by Target of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, or other than as set forth in Section 2.16 below, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan;

                           (j)      sale, lease, license or other disposition of
any of the assets or properties of Target, except in the ordinary course of business;

                           (k)      termination or material amendment of any
material contract, agreement or license to which Target is a party or by which it is bound;

                           (l)      loan by Target to any person or entity, or
guaranty by Target of any loan, except for (x) advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (y) trade payables not in excess of $50,000 in the aggregate and in the ordinary course of business, consistent with past practices;

                           (m)      waiver or release of any right or claim of
Target, including any write-off or other compromise of any account receivable of Target, in excess of $25,000 in the aggregate;

                           (n)      the commencement or notice or threat of
commencement of any lawsuit or proceeding against or, to Target's knowledge, investigation of Target or its affairs;

                           (o)      notice of any claim of ownership by a third
party of Intellectual Property of Target (as defined in Section 2.13(a) below) or of infringement by Target of any Third Party Intellectual Property Rights (as defined in Section 2.13(b) below), except for certain allegations made by Yield Dynamics, Inc. relating to Intellectual Property (as defined in Section 2.13(a) below) of Target (the "Special Litigation Matter");

                           (p)      change in pricing or royalties set or
charged by Target to its customers or licensees or, to Target's knowledge, in pricing or royalties set or charged by persons who have licensed Intellectual Property to Target;

                           (q)      event or condition of any character that has
or could, given Target's past practices, reasonably be expected to have, individually or in the aggregate with other such events or conditions, a Material Adverse Effect on Target; or

                           (r)      agreement by Target or any officer or
employee of Target on behalf Target to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

                  2.9 LITIGATION. Except for the Special Litigation Matter and as disclosed in the Target Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Target, investigation pending before any agency, court or tribunal, or, to the knowledge of Target, threatened against Target or any of Target's properties or any of its officers or directors (in their capacities as such) (collectively, "Litigation") that, individually or in the aggregate, would have a Material Adverse Effect on Target. To the Target's knowledge, there is no judgment, decree or order against Target that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have, individually or in the aggregate with other such judgments, decrees or orders, a Material Adverse Effect on Target. All Litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Schedule.

                  2.10 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Target which has or could reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property by Target or the overall conduct of business by Target as currently conducted or as proposed to be conducted by Target. Target has not entered into any agreement under which Target is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

                  2.11     PERMITS; TARGET PRODUCTS; REGULATION.

                           (a)      Target is in possession of all franchises,
grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Target, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Target Authorizations") and no suspension or cancellation of any Target Authorization is pending or, to Target's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Target Authorization would not, individually or in the aggregate, have a Material Adverse Effect on Target. Target is not in conflict with, or in default or violation of, (i) any laws applicable to Target or by which any property or asset of Target is bound or affected, (ii) any Target Authorization, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target is a party or by which Target or any property or asset of Target is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect on Target.

                           (b)      Except as would not have a Material Adverse
Effect on Target, since the Balance Sheet Date, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by Target (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. To the knowledge of Target, Target has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of the Products. Except as disclosed in Section 2.11(b) of the Target Disclosure Schedule, there have been no recalls, field notifications or seizures ordered or, to Target's knowledge, threatened by any such governmental or regulatory body with respect to any of the Products.

                           (c)      Target has obtained, in all countries where
either Target is marketing or has marketed its Products, all applicable material licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the Products currently or previously marketed by Target in such countries, except for any such failures as would not, individually or in the aggregate, have a Material Adverse Effect on Target. Target has identified and made available for examination by Acquiror or its counsel all material licenses, registrations, approvals, permits, inspections and Target recalls relating to its Products.

                  2.12     TITLE TO PROPERTY.

                           (a)      Target has good and valid title to all of
its tangible properties, interests in tangible properties and tangible assets, real and personal, reflected in the Target Balance Sheet or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target that are used in the operations of its businesses are in good operating condition and repair subject to normal wear and tear. All tangible properties used in the operations of Target are reflected in the Target Balance Sheet to the extent United States generally accepted accounting principles require the same to be reflected. Section 2.12(a) of the Target Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by Target, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) with respect to Target or, to Target's knowledge, with respect to the other parties thereto.

                           (b)      Section 2.12(b) of the Target Disclosure
Schedule also sets forth a true, correct and complete list of all equipment (the "Equipment") owned or leased by Target, and such Equipment is, taken as a whole,
(i) adequate for the conduct of Target's business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

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

                  2.13     INTELLECTUAL PROPERTY.

                           (a)      Target owns, or is licensed or otherwise
possesses legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or currently proposed to be used in the business of Target as currently conducted or as currently proposed to be conducted by Target, except to the extent that the failure to have such rights have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. Such Intellectual Property is sufficient for the conduct of the business of Target as presently conducted and for dataPOWER version 6.0 and dataMINING. Schedule 2.13(a) contains a list of all of Target's products currently in development.

                           (b)      Section 2.13(b) of the Target Disclosure
Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and material unregistered copyrights, and maskworks, included in the Intellectual Property and owned by the Target (the "Target Intellectual Property"), including the jurisdictions in which each such Target Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses and other agreements as to which Target is a party and pursuant to which any person is authorized to use any of the Intellectual Property owned by Target, and (iii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Target product that is material to its business (except for any Third Party Intellectual Property Rights that are licensed to Target under any third party software license generally available off-the-shelf to the public). Target is not in violation of any license, sublicense or agreement described in Section 2.13(b) of the Target Disclosure Schedule which would result, individually or in the aggregate, in a Material Adverse Effect. The execution and delivery of this Agreement by Target and the consummation of the transactions contemplated hereby, will neither cause Target to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement which would result in a Material Adverse Effect. Except as set forth in Section 2.13 of the Target Disclosure Schedule, Target is the sole and exclusive owner or, to its knowledge, licensee of, with all right, title and interest in and to (free and clear of any liens), its Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which such Intellectual Property is being used.

                           (c)      To Target's knowledge, there is no material
unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property or any trade secret material to Target. Target has not received any notice or other communication of any actual, alleged or potential infringement, misappropriation or unlawful or unauthorized use of, any Intellectual Property rights owned or used by any other person. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders and customer agreements arising in the ordinary course of business.

                           (d)      Target is not or will not be as a result of
the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to its Intellectual Property or Third Party Intellectual Property Rights, the breach of which would, individually or in the aggregate, have a Material Adverse Effect on Target.

                           (e)      All patents, registered trademarks, service
marks and copyrights held by Target are valid and existing and to Target's knowledge there is no assertion or claim challenging the validity of any Intellectual Property owned by Target (or to Target's knowledge, any basis therefor), except for the Special Litigation Matter. Target has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. To Target's knowledge, neither the conduct of the business of Target as currently conducted nor the manufacture, sale, licensing or use of any of the products of Target as now manufactured, sold or licensed or used, nor the use in any way of its Intellectual Property in the manufacture, use, sale or licensing by Target of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party that would have or is reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on Target. All registered trademarks, service marks and copyrights held by Target are valid and existing. To Target's knowledge, no third party is challenging the ownership by Target, or the validity or effectiveness of, any of the Intellectual Property. Target has not brought any action, suit or proceeding for infringement of any Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending, or to Target's knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Target, except such as may have been commenced by Target. There is no breach or violation by Target of or threatened or actual loss of rights under any license agreement to which Target is a party which would result, individually or in the aggregate, in a Material Adverse Effect. Without limiting the generality of the foregoing, Target is not in breach of sections 8(a)(i) or (ii) of that Letter of Intent entered into between Target and Philips Semiconductor B.V. and signed by Target on August 29, 2000.

                           (f)      Target has secured valid written assignments
from all consultants and employees who contributed to the creation or development of material Intellectual Property owned by Target of the rights to such contributions that Target does not already own by operation of law.

                           (g)      Target has taken appropriate steps to
protect and preserve the confidentiality of all Intellectual Property owned by Target not otherwise protected by patents, patent applications or copyright ("Confidential Information"). Target has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Target's standard forms and all current and former employees, consultants and independent contractors of Target have executed such an agreement. All use, disclosure or appropriation of material Confidential Information owned by Target to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

                  2.14     ENVIRONMENTAL MATTERS.

                           (a)      The following terms shall be defined as
follows:

                                    (i)      "Environmental and Safety Laws"
shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders, as each may be amended from time to time, that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials; or which are intended to assure the protection, safety and good health of employees, workers or other persons, including the public.

                                    (ii)     "Hazardous Materials" shall mean
any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum and petroleum products including crude oil and any fractions thereof; natural gas, synthetic gas, and any mixtures thereof; radon; asbestos; and any other pollutant or contaminant

                                    (iii)    "Property" shall mean all real
property leased or owned by Target either currently or in the past.

                                    (iv)     "Facilities" shall mean all
buildings and improvements on the Property of Target.

                           (b)      To Target's knowledge, Target represents and
warrants as follows: (i) all Hazardous Materials used by Target have been disposed of in accordance with all Environmental and Safety Laws; (ii) Target has received no written notice of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws; (iii) no notices, administrative actions or suits are pending or threatened in writing against Target relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (iv) Target is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any state analog statute, arising out of events occurring prior to the Closing Date; (v) Target's uses and activities in the Facilities have at all times complied in all material respects with all Environmental and Safety Laws; and (vi) Target has all material permits and licenses required to be issued in connection with Environmental and Safety Laws and such material permits and Target is in compliance in all material respects with the terms and conditions of such material permits and licenses except for such failures to be in compliance that would not, individually or in the aggregate, have a Material Adverse Effect on Target.

                  2.15     TAXES.

                           (a)      For purposes of this Section 2.15 and other
provisions of this Agreement relating to Taxes, the following definitions shall apply:

                                    (i)      The term "Taxes" shall mean all
taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all such income or profits taxes (including but limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person or by reason of being a successor in interest of another person.

                                    (ii)     The term "Returns" shall mean all
reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

                           (b)      All Returns required to be filed by or on
behalf of Target have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Target under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by Target with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Target has withheld and paid over all material amounts of Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Target with respect to Taxes other than liens for Taxes not yet due and payable. Target has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax Returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

                           (c)      The amount of Target's liabilities for
unpaid Taxes for all periods through the Balance Sheet Date do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Target Balance Sheet, and the Target Balance Sheet properly accrues in accordance with United States generally accepted accounting principles ("GAAP") all liabilities for Taxes of Target payable after the Balance Sheet Date attributable to transactions and events occurring on or prior to such date. Target has, and at the Effective Time will have, no liability for Taxes accruing after the Balance Sheet Date other than Taxes accruing in the ordinary course of business.

                           (d)      Acquiror has been furnished by Target true
and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Target relating to Taxes, and (ii) all federal, state and foreign income or franchise tax Returns and state sales and use tax Returns for or including Target for all periods since December 31, 1997.

                           (e)      No audit (formal or informal) of the Returns
of or including Target by a government or taxing authority is in process or, to Target's knowledge, pending or threatened. No material deficiencies exist or have been asserted (either in writing or orally, formally or informally) with respect to Taxes of Target, and Target has not received notice (either in writing or orally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid. Target is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted (either in writing or orally, formally or informally) against Target or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Target. Target has disclosed on its federal and state income and franchise tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                           (f)      Target is not (nor has it ever been) party
to any tax sharing agreement. Target has not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

                           (g)      Target is not and has not been a United
States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Target has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Target pursuant to Section 280G or 162(m) of the Code. Target has not agreed to, nor is it required to make, other than by reason of the Mergers, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and Target will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date with respect to which Target received the economic benefit prior to the Closing Date. Target is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

                           (h)      The Target Disclosure Schedule contains
accurate information regarding Target's net operating losses and tax credits for federal and each state tax purposes.

Target has no net operating losses and credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code.

                  2.16     EMPLOYEE BENEFIT PLANS.

                           (a)      Schedule 2.16 lists, with respect to Target
and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $10,000, all loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section
129), life insurance or accident insurance plans, programs or arrangements,
(iii) all contracts and agreements relating to employment that provide for annual compensation in excess of $100,000 and all severance agreements, with any of the present directors, officers or employees of Target (or with any former directors, officers or employees of Target with respect to which there are any outstanding Target obligations) (other than, in each case, any such contract or agreement that is terminable by Target at will or without penalty or other adverse consequence), (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $25,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "Target Employee Plans").

                           (b)      Target has furnished or will make available
to Acquiror or its counsel a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents and any material written materials relating thereto that Target distributed to employees) and has provided or made available to Acquiror or its counsel copies of the Form 5500 reports filed for the last three plan years for which each Target Employee Plan that is required to file such forms has filed such forms. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either: (i) obtained from the Internal Revenue Service an opinion letter or favorable determination letter as to its initial qualified status under the Code, including all amendments to the Code effected by the "GUST" Tax and subsequent legislation, (ii) may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted by Target in accordance with the requirements for such reliance, or (iii) has applied to the Internal Revenue Service for such a determination letter (or has time remaining to apply for such a determination letter) prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination with respect to all periods since the date of adoption of such Target Employee Plan. Target has also furnished or made available to Acquiror or its counsel the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and, to Target's knowledge, nothing has occurred since the issuance of each such letter which would cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

                           (c)      Except as set forth in Section 2.16(c) of
the Target Disclosure Schedule, (i) none of the Target Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, and not exempt under Section 408 of ERISA or Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) to Target's knowledge, each Target Employee Plan has been administered in material compliance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Target and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and Target and each ERISA Affiliate have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) to Target's knowledge, neither Target nor any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980D of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan prior to the Effective Time have been made on or before their due dates, except to the extent that a contribution after a due date would not have, individually or in the aggregate, a Material Adverse Effect on Target or any Target Employee Plan and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) neither Target nor any ERISA Affiliate has ever maintained or contributed to an employee benefit plan that was or is subject to Title IV of ERISA; and (vii) no compensation paid or payable to any employee of Target has been, or will be, non-deductible by reason of application of Section 162(m) or 280G of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan, except to the extent that any failure would not have, individually or in the aggregate, a Material Adverse Effect on Target or any Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target, is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                           (d)      With respect to each Target Employee Plan,
Target has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder or any similar applicable state law,
(ii) the applicable requirements of the Health Insurance Portability Amendments Act ("HIPAA") and the regulations thereunder and (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder or any similar applicable state law, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

                           (e)      The consummation of the transactions
contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

                           (f)      There has been no amendment to, written
interpretation or, to Target's knowledge, announcement (whether or not written) by Target or any ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

                  2.17 CERTAIN AGREEMENTS AFFECTED BY THE STEP ONE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transactions and contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target, (ii) materially increase any benefits otherwise payable by Target to any director or employee, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                  2.18 EMPLOYEE MATTERS. Target is in compliance in all material respects with all currently applicable federal, state and to Target's knowledge foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. To Target's knowledge, there are no pending claims against Target under any workers compensation plan or policy or for long term disability. Target has no material obligations under COBRA or any similar state law with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees or former employees, which controversies have had or would have, individually or in the aggregate, a Material Adverse Effect on Target. Target is not a party to any collective bargaining agreement or other labor unions contract, nor does Target know of any activities or proceedings of any labor union or other group to organize any such employees. Target has not incurred any liability under, and has complied in all material respects with the Worker Adjustment Retraining Notification Act. Section 2.18 of the Target Disclosure Schedule contains a list of all employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date, and whether reemployment of such employee is guaranteed by contract or statute, and a list of all employees who have requested a leave of absence to commence at any time after June 19, 2003, the reason therefor, the expected length of such leave, and whether reemployment of such employee is guaranteed by contract or statute.

                  2.19     MATERIAL CONTRACTS.

                           (a)      Subsections (i) through (ix) of the Section
2.19(a) of the Target Disclosure Schedule contain a list of all contracts material to Target (herein collectively referred to as the "Material Contracts"). Material Contracts are the following and shall be categorized in the Target Disclosure Schedule as follows:

                                    (i)      each contract and agreement (other
than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than 1 year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Target under the terms of which Target: (A) paid or otherwise gave consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2002, (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2003, (C) is likely to pay or otherwise give consideration of more than $125,000 in the aggregate over the remaining term of such contract, or
(D) cannot be cancelled by Target without penalty or further payment of less than $100,000;

                                    (ii)     each customer contract and
agreement (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which Target is a party which (A) involved consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2002, (B) is likely to involve consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2003, (C) is likely to involve consideration of more than $125,000 in the aggregate over the remaining term of the contract, or (D) cannot be cancelled by Target without penalty or further payment of less than $100,000;

                                    (iii)    (A) all distributor, manufacturer's
representative, broker, franchise, agency and dealer contracts and agreements to which Target is a party and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which Target is a party which: (1) involved consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2002, (2) are likely to involve consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2003, or (3) are likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract;

                                    (iv)     all management contracts with
independent contractors or consultants (or similar arrangements) to which Target is a party and which (A) involved consideration or more than $50,000 in the aggregate during the calendar year ended December 31, 2002, (B) are likely to involve consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2003, or (C) are likely to involve consideration of more than $125,000 in the aggregate over the remaining term of the contract;

                                    (v)      all contracts and agreements
(excluding routine checking account overdraft agreements involving petty cash amounts) under which Target has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Target has imposed (or may impose) a security interest or lien on any of its assets, whether tangible or intangible, to secure indebtedness;

                                    (vi)     all contracts and agreements that
limit the ability of Target or, after the Effective Time, Acquiror or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                                    (vii)    all contracts and agreements
between or among Target, on the one hand, and any affiliate of Target, on the other hand;

                                    (viii)   all contracts and agreements to
which Target is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

                                    (ix)     all other contracts or agreements
(A) which are material to Target or the conduct of its businesses or (B) the absence of which would have a Material Adverse Effect on Target.

                           (b)      Except as would not, individually or in the
aggregate, have a Material Adverse Effect on Target, each Material Contract is a legal, valid and binding agreement, and Target is not in default of any material provisions of any Material Contract and no Material Contract has been validly cancelled by the other party; Target is not in receipt of any claim of default under any such agreement and to Target's knowledge, no Material Contract will be terminated as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Target has furnished or made available to Acquiror or its counsel true and complete copies of all such Material Contracts together with all amendments, waivers or other changes thereto.

                  2.20 INTERESTED PARTY TRANSACTIONS. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses) or to any corporation in which any such person is a majority stockholder, and no such person is indebted to Target. To Target's knowledge, none of Target's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to Target (other than in connection with purchases of the Target's stock) or have any direct or indirect ownership interest in any firm or corporation with which Target is affiliated or with which Target has a business relationship, or any firm or corporation which competes with Target except that officers, directors and/or stockholders of Target may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with Target. To Target's knowledge, none of Target's officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with Target. Target is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. Without limiting the generality of the foregoing, neither Target, any of its officers, nor any officers' family members, directly or indirectly,
(i) currently owns any interest in Global Software Systems, Inc. ("GSSI"); (ii) will benefit from the payment of the payable currently due GSSI from Target; or
(iii) previously entered into an arrangement pursuant to which any of Target, such officer or family member received a benefit for the assignment of such payable.

                  2.21 INSURANCE. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. Copies of all such policies have been provided or made available to Acquiror or its counsel. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target does not have any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                  2.22 COMPLIANCE WITH LAWS. Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or, to its knowledge, foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not have a Material Adverse Effect on Target.

                  2.23 MINUTE BOOKS. The minute books of Target made available to Acquiror or its counsel contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through June 19, 2003, and reflect all transactions referred to in such minutes accurately in all material respects.

                  2.24 COMPLETE COPIES OF MATERIALS. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target.

                  2.25 BROKERS' AND FINDERS' FEES. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  2.26 PERMIT APPLICATION; INFORMATION STATEMENT. The information supplied by Target for inclusion in the application for issuance of a permit pursuant to Section 25121 of California Law pursuant to which the shares of Acquiror Common Stock to be issued in the Step One Merger and the options to be assumed in the Step One Merger will be qualified under California Law (the "Permit Application") shall not at the time the fairness hearing is held pursuant to Section 25142 of California Law and the time the qualification of such securities is effective under Section 25122 of California Law contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Target for inclusion in the information statement to be sent to the stockholders of Target in connection with the written consent of Target's stockholders to consider the Step One Merger (the "Target Stockholders Consent") (such information statement as amended or supplemented is referred to herein as the "Information Statement") shall not, on the date the Information Statement is first mailed to Target's stockholders, at the time of the written consent of the Target's stockholders and at the Effective Time contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of written consents to approve the Step One Merger which has become false or misleading. If at any time prior to the Effective Time any event or information is discovered by Target which should be set forth in an amendment to the Permit Application or a supplement to the Information Statement, Target shall promptly inform Acquiror and Merger Sub. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror, Merger Sub or LLC which is contained in any of the foregoing documents.

                  2.27 AFFILIATE AGREEMENTS; VOTING AGREEMENTS. All of the persons and/or entities deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act as of June 19, 2003 have agreed in writing to vote for approval of the Step One Merger pursuant to affiliate agreements attached hereto as Exhibit B ("Affiliate Agreements"), and pursuant to Voting Agreements attached hereto as Exhibit C ("Voting Agreements").

                  2.28 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Target Capital Stock outstanding is the only vote of the holders of any of Target Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

                  2.29 BOARD APPROVAL. The Board of Directors of Target has unanimously (i) approved this Agreement and the Step One Merger, (ii) determined that the Step One Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Target approve this Agreement and the Step One Merger.

                  2.30 ACCOUNTS RECEIVABLE. All accounts receivable of Target that are reflected in the Target Balance Sheet as of June 19, 2003 (collectively, the "Accounts Receivable") represent bona fide obligations arising from sales actually made or services actually performed, or obligations relating to annual pre-payments, in the ordinary course of business. Unless paid prior to the Closing Date, to Target's knowledge, the Accounts Receivable are, or will be as of the Closing Date, current and collectible net of the respective reserves shown on the Target Balance Sheet as of the Closing Date (which reserves are calculated consistent with past practice). To Target's knowledge, there is no contest, claim or right of set-off, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

                  2.31 CUSTOMERS AND SUPPLIERS. As of June 19, 2003, no customer which individually accounted for more than ten percent (10%) of Target's gross revenues during the 12-month period preceding June 19, 2003, and no supplier of Target, has cancelled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has at any time on or after the Balance Sheet Date decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

                  2.32     THIRD PARTY CONSENTS. Except as set forth in Section
2.32 of the Target Disclosure Schedule, no consent or approval with respect to any Material Contract or any other material consent or approval is needed from any third party in order to effect the Mergers, this Agreement or any of the transactions contemplated hereby except where the failure to have such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on Target, or to Target's knowledge on Acquiror, Merger Sub or the LLC.

                  2.33 NO COMMITMENTS REGARDING FUTURE PRODUCTS. Target has made no sales to customers that are contingent upon providing future enhancements of existing products or to add features not presently available on existing products (other than beta or similar arrangements pursuant to which Target's customers from time to time test or evaluate products). The products Target has delivered to customers substantially comply with published specifications for such products and Target has not received material complaints from customers about its products that remain unresolved. Section 2.33 of the Target Disclosure Schedule accurately sets forth a complete list of products in development (exclusive of mere enhancements to and additional features for existing products).

                  2.34 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Target herein or in the Target Disclosure Schedule or in the closing certificates furnished by Target pursuant to Section 6.3(c) this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                  2.35 TARGET COVENANTS. Target has not breached any covenant, agreement or other obligation set forth in the Original Merger Agreement as of the date hereof.

                                  SECTION THREE

         3.       REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.

                  Except as disclosed in a document dated as of June 19, 2003 and delivered by Acquiror to Target prior to the execution and delivery of the Original Merger Agreement (the "Acquiror Disclosure Schedule"), Acquiror, Merger Sub and LLC hereby jointly and severally represent and warrant to Target as follows, in each case, as of June 19, 2003:

                  3.1 ORGANIZATION, STANDING AND POWER. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. LLC is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power, and LLC has the requisite power, to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Acquiror has delivered or made available a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror,

Merger Sub and LLC, each as amended to date, to Target or its counsel. Neither Acquiror nor any of its subsidiaries is in violation of any material provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

                  3.2 CAPITAL STRUCTURE. The authorized capital stock of Acquiror consists of 75,000,000 shares of Acquiror Common Stock, $0.00015 par value, and 5,000,000 shares of Acquiror Preferred Stock, $0.00015 par value, of which 23,132,889 shares of Acquiror Common Stock and no shares of Acquiror Preferred Stock were issued and outstanding as of the close of business on June 18, 2003. All outstanding shares of capital stock of Acquiror have been duly authorized and validly issued, are fully paid and nonassessable. The Acquiror Common Stock constitutes the only class of equity securities of Acquiror or any of its subsidiaries registered or required to be registered under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The shares of Acquiror Common Stock to be issued in the Step One Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of any preemptive right created by statute, the Certificate of Incorporation or Bylaws of Acquiror or any agreement to which Acquiror is a party or by which it is bound. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock, of which 100 shares are issued and outstanding. All of the outstanding shares of Merger Sub Common Stock are owned by Acquiror and are not subject to any preemptive rights. LLC is a wholly owned, single member, Delaware limited liability company of Acquiror.

                  3.3 AUTHORITY. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub (other than, with respect to the Step One Merger, the filing and recordation of appropriate merger documents as required by Delaware law). LLC has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of LLC (other than, with respect to the Step Two Merger, the filing and recordation of appropriate merger documents as required by Delaware law). This Agreement has been duly executed and delivered by Acquiror, Merger Sub and LLC and constitutes the valid and binding obligations of Acquiror, Merger Sub and LLC, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  3.4      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                           (a)      The execution and delivery of this Agreement
does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws or other organizational documents of Acquiror, Merger Sub or LLC, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or LLC or their properties or assets, except where such conflicts, violations and defaults would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror, Merger Sub or LLC.

                           (b)      No consent, approval, order or authorization
of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror, Merger Sub or LLC in connection with the execution and delivery of this Agreement by Acquiror, Merger Sub or LLC or the consummation by Acquiror, Merger Sub and LLC of the transactions contemplated hereby, except for (i) the filing of appropriate merger documents as required by Delaware Law, (ii) the filing of a Form 8-K with the SEC and National Association of Securities Dealers ("NASD") within 15 days after the Closing Date (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under HSR, (v) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Step One Merger and upon exercise of the options under the Target Stock Option Plan assumed by Acquiror, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

                  3.5      SEC DOCUMENTS; FINANCIAL STATEMENTS.

                           (a)      Acquiror has timely filed all forms, reports
and documents required to be filed by Acquiror with the SEC since August 1, 2001, the date on which Acquiror became subject to such reporting requirements, and previously has made available to the Target upon request, copies, in the form filed with the SEC, of (i) its Annual Report on Form 10-K for the fiscal years ended December 31, 2001 and 2002, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 2003, (iii) all definitive proxy statements relating to Acquiror's meetings of stockholders (whether annual or special) held since August 1, 2001, and (iv) all other forms, reports and registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause
(ii) above) filed with the SEC by Acquiror since August 1, 2001 and prior to June 19, 2003, and Acquiror will have made available to Target true and complete copies of any additional documents filed with the SEC by Acquiror after June 19, 2003 and prior to the Effective Time (collectively, the "Acquiror SEC Documents"). As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the NASD, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document.

                           (b)      The consolidated financial statements of
Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Forms 10-Q). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Acquiror accounting policies except as described in the notes to the Acquiror Financial Statements.

                  3.6 ABSENCE OF CHANGES OR EVENTS. Neither Acquiror nor any of its subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities disclosed in the Acquiror Financial Statements and the related notes thereto; (ii) normal or recurring liabilities incurred since March 31, 2003 (the "Acquiror Balance Sheet Date") in the ordinary course of business consistent with past practice; and (iii) liabilities under this Agreement and any related document. Except as contemplated by this Agreement, since March 31, 2003 no event or condition of any character that has or could, given Acquiror's past practices, reasonably be expected to have a Material Adverse Effect on Acquiror has occurred.

                  3.7      TAXES.

                           (a)      All Returns required to be filed by or on
behalf of Acquiror have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All material amounts of Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis. There are no material liens on any assets of Acquiror with respect to Taxes, other than liens for Taxes not yet due and payable. No audit of the Returns of or including Acquiror, and no action or proceeding for assessment or collection of Taxes, by any government or taxing authority, is in process or pending and no material deficiencies exist or have been asserted with respect to Taxes of Acquiror. Acquiror has not taken any position on its federal income or state income and franchise Returns that could give rise to a material substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                           (b)      Acquiror owns all of the outstanding
ownership interests of the LLC. The LLC has always been and currently is classified as a disregarded entity within the meaning of Treasury Regulation section 301.7701-3(b)(ii) for U.S. federal income tax purposes, and neither Acquiror nor the LLC will take any actions inconsistent therewith.

                           (c)      Neither Acquiror nor the LLC has any plan to
sell, distribute, transfer or otherwise dispose of any assets acquired from Target except in the ordinary course of business. Except as otherwise permitted under this Agreement, Acquiror will own all outstanding ownership interests of the LLC immediately after the Mergers and Acquiror has no plan or intention to cause or permit the LLC to issue additional ownership interests to any person or entity (other than Acquiror). After the Mergers, the LLC will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire interests in the LLC.

                           (d)      Following the Mergers, the LLC will continue
a "significant line" of the "historic business" of Target or use a "significant portion" of the Target's "historic business assets" in a business, as such terms are used in Treasury Regulation section 1.368-1(d).

                           (e)      After the Mergers, Acquiror will comply with
the record-keeping and information filing requirements of Treasury Regulation section 1.368-3. Acquiror will not take any position on or with respect to any federal, state, local or foreign tax return, that is inconsistent with the treatment of the Mergers as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a) of the Code) or by applicable federal, state, local or foreign tax law.

                           (f)      Neither Acquiror nor any corporation related
to Acquiror will, in connection with the Mergers, (i) be under any obligation, or will have entered into any agreement or understanding, directly or indirectly, to redeem or repurchase any of the Stock Consideration issued to stockholders of Target in the Step One Merger or to make any extraordinary distribution in respect of such Stock Consideration or (ii) have any plan or intention, directly or indirectly, to reacquire any of the Stock Consideration issued in the Step One Merger. After the Mergers, no dividends or distributions will be made to the former Target stockholders by Acquiror other than regular, normal dividends or distributions made to all holders of shares of Acquiror stock. For purposes of this Section 3.7, two corporations shall be treated as related to one another if immediately prior to or immediately after the Mergers,
(a) the corporations are members of the same affiliated group (within the meaning of section 1504 of the Code, but determined without regard to section 1504(b) of the Code) or (b) one corporation owns 50 percent or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50 percent or more of the total value of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code as modified pursuant to section 304(c)(3)(B) of the Code). For purposes of this Section 3.7, a corporation that is a partner in a partnership for U.S. federal income tax purposes will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership and as having furnished its share of any consideration furnished by the partnership to acquire the stock, in each case, in accordance with its interest in the partnership.

                  3.8 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Acquiror, investigation pending before any agency, court or tribunal, or, to the knowledge of Acquiror or its subsidiaries, threatened against Acquiror or its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. To Acquiror's and its subsidiaries' knowledge, there is no judgment, decree or order against Acquiror or its subsidiaries that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Acquiror.

                  3.9 COMPLIANCE WITH LAWS. Acquiror has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not have a

Material Adverse Effect on Acquiror.

                  3.10 FINDERS OR BROKERS. Acquiror has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who is or will be entitled to a fee or any commission upon consummation of the Mergers.

                  3.11 PERMIT APPLICATION; INFORMATION STATEMENT. The information supplied by Acquiror for inclusion in the Permit Application shall not at the time the fairness hearing is held pursuant to Section 25142 of California Law and the time the qualification of such securities is effective under Section 25122 of California Law contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to Target's stockholders and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of written consents to approve the Step One Merger which has become false or misleading. If at any time prior to the Effective Time any event or information is discovered by Acquiror which should be set forth in an amendment to the Permit Application or a supplement to the Information Statement, Acquiror shall promptly inform Target. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by Target which is contained in any of the foregoing documents.

                  3.12 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Acquiror, Merger Sub or LLC herein or in the Acquiror Disclosure Schedule or in the closing certificates furnished by Acquiror, Merger Sub and LLC pursuant to Sections 6.2(b), (c) or (d) of this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  SECTION FOUR

         4.       CONDUCT PRIOR TO THE EFFECTIVE TIME.

                  4.1 CONDUCT OF BUSINESS OF TARGET AND ACQUIROR. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7 hereof or the Effective Time, each of Target and Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) in the case of Taxes of Target, to Acquiror's consent to the filing of material Tax Returns if applicable which consent shall not be unreasonably withheld, conditioned or delayed to pay or

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perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organization, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Target and Acquiror agrees to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which would individually or in the aggregate have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither Target nor Acquiror shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following without the prior written consent of the other:

                           (a)      CHARTER DOCUMENTS. Cause or permit any
amendments to its Certificate of Incorporation or Bylaws or other organizational documents;

                           (b)      DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare
or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (except upon exercise of outstanding stock options), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, including pursuant to the exercise of rights of first refusal, any shares of its capital stock, except in the case of Acquiror from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries; provided that notwithstanding the foregoing, Target shall be permitted to repurchase shares of Target Capital Stock from Andre Hawit in satisfaction of outstanding debt in the amount of approximately $3,000,000 owed by Mr. Hawit to Target at a price per share equal to the expected Target Merger Price Per Share without the prior written consent of Acquiror;

                           (c)      STOCK OPTION PLANS, ETC. Accelerate, modify
the exercise price, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans other than as contemplated hereby; or

                           (d)      OTHER. Take, or agree in writing or
otherwise to take, any of the actions described in Sections 4.1(a) through (c) above, or any action which would make any of its representations or warranties contained in this Agreement that are expressly qualified as to materiality untrue or incorrect in any respect as so qualified, or as to those representations or warranties contained in this Agreement that are not so qualified, take any action that would cause such representations or warranties to be untrue or incorrect in any material respect, or prevent it from performing or cause it not to perform any of its covenants hereunder.

                  4.2 CONDUCT OF BUSINESS OF TARGET. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7 hereof or the Effective Time, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror:

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

                           (a)      MATERIAL CONTRACTS. Enter into any contract
that would constitute a Material Contract (or a series of related contracts that in the aggregate would constitute a Material Contract), or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

                           (b)      ISSUANCE OF SECURITIES. Issue, deliver or
sell or authorize or agree to the issuance, delivery or sale of, or purchase or agree to the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

                           (c)      INTELLECTUAL PROPERTY. Transfer to any
person or entity any rights to Intellectual Property except as to licenses to use Target's products in the ordinary course of business consistent with past practices;

                           (d)      EXCLUSIVE RIGHTS. Enter into or amend any
=agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                           (e)      DISPOSITIONS. Sell, lease, license or
otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

                           (f)      INDEBTEDNESS. Incur any indebtedness for
borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                           (g)      PAYMENT OF OBLIGATIONS. Pay, discharge or
satisfy in an amount in excess of $25,000 in any one case or $75,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements and for severance payments to Target's Chief Executive Officer in accordance with his agreement with Target;

                           (h)      CAPITAL EXPENDITURES. Make any capital
expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                           (i)      INSURANCE. Materially reduce the amount of
any material insurance coverage provided by existing insurance policies;

                           (j)      TERMINATION OR WAIVER. Terminate or waive
any right of substantial value, other than in the ordinary course of business;

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

                           (k)      EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY
INCREASES. Adopt or amend any employee benefit or stock purchase or option plan (except as may be required to comply with applicable law or as a condition to receiving a favorable determination letter from the Internal Revenue Service), or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Acquiror advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

                           (l)      SEVERANCE ARRANGEMENT. Grant any severance
or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date of this Agreement, (B) grants which are made in the ordinary course of business in accordance with its standard past practice or (C) severance payments to Target's Chief Executive Officer pursuant to that certain General Release of All Claims dated as of May 30, 2003;

                           (m)      LAWSUITS. Commence a lawsuit other than (i)
for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                           (n)      ACQUISITIONS. Acquire or agree to acquire by
merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

                           (o)      TAXES. Other than in the ordinary course of
business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes or file any amendment to a material Tax Return;

                           (p)      REVALUATION. Revalue any of its assets,
including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                           (q)      ACCOUNTING. Cease to maintain a standard
system of accounting established and administered in accordance with United States generally accepted accounting principles.

                           (r)      OTHER. Take any of the actions described in
Sections 4.2(a) through (q) above, or any action which would make any of its material representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform any of its material covenants hereunder.

                  4.3 NO SOLICITATION. Subject to the fiduciary duties of the Target's Board of Directors under applicable law, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7 hereof or the

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

Effective Time, Target and the officers, directors, employees, consultants or other agents of Target will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) (other than by Acquiror) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Target to, or afford access to the properties, books or records of Target to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall be received by the Board of Directors of Target, then, to the extent the Board of Directors of Target believes in good faith that such Takeover Proposal would, if consummated, result in a transaction more favorable to Target's stockholders than the transaction contemplated by the Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Target determines in good faith after consultation with outside legal counsel that it is necessary for the Board of Directors of Target to comply with its fiduciary duties to stockholders under applicable law, Target and its officers, directors, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of Target's Board of Directors, and such actions shall not be considered a breach of this Section 4.3 or any other provisions of this Agreement, provided, however, that Target shall not, and shall not permit any of its officers, directors, employees, consultants or other representatives to, agree to or endorse any Takeover Proposal unless Target shall have terminated this Agreement pursuant to Section 7.1(d) and upon which payment shall subsequently be made to Acquiror in accordance with Section 7.3(c). Prior to termination of this Agreement, Target will promptly notify Acquiror after receipt of any Takeover Proposal or any request for nonpublic information relating to Target or for access to the properties, books or records of Target by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice or request, including the identity of such person making such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or the acquisition of any significant equity interest in, or a significant portion of the assets of, Target, other than the transactions contemplated by this Agreement.

                                  SECTION FIVE

         5.       ADDITIONAL AGREEMENTS.

                  5.1 COMMERCIALLY REASONABLE EFFORTS AND FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement and the requirements of applicable law, each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

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

                  5.2      CONSENTS; COOPERATION.

                           (a)      Each of Acquiror and Target shall use its
reasonable efforts to promptly (i) obtain from any Governmental Entity any material consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or Target or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, including those required under HSR, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Mergers required under the Securities Act and the Exchange Act and any other applicable federal or state securities laws.

                           (b)      Each of Acquiror and Target shall use all
reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal or state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Mergers or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond October 21, 2003. Each of Acquiror and Target shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                           (c)      Notwithstanding anything to the contrary in
Section 5.2(a) or (b), (i) neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror or of Acquiror combined with the Surviving Company after the Effective Time or (ii) Target shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Target.

                           (d)      From the date of this Agreement until the
earlier of the Effective Time or the termination of this Agreement in accordance with Section 7 hereof, each party shall

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

promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Mergers or the transactions contemplated hereunder or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or assets of Target.

                           (e)      Each of Acquiror and Target shall give or
cause to be given any required material notices to third parties identified on
Schedule 5.2(e) hereof, and use its reasonable efforts to obtain all material consents, waivers and approvals from third parties (i) necessary, proper or advisable to consummate the transactions contemplated hereunder, (ii) disclosed or required to be disclosed in the Target Disclosure Schedule or the Acquiror Disclosure Schedule, or (iii) required to prevent a Material Adverse Effect on Target or Acquiror from occurring prior to or after the Effective Time, each as identified on Schedule 5.2(e) hereof. In the event that Acquiror or Target shall fail to obtain any third party consent, waiver or approval described in this
Section 5.2(e), it shall use its reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Acquiror and Target, their respective subsidiaries and their respective businesses resulting (or which could reasonably be expected to result after the Effective Time) from the failure to obtain such consent, waiver or approval, provided that no party hereto or any stockholder of Target shall be required to make payments to any third parties to induce their consent, waiver or approval.

                           (f)      Each of Acquiror and Target will, and will
cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action and contemplated by this Agreement.

                  5.3      ACCESS TO INFORMATION.

                           (a)      Target shall afford Acquiror and its
accountants, counsel and other representatives, reasonable access during normal business hours upon reasonable notice during the period prior to the earlier of the termination of this Agreement in accordance with Section 7 hereof or the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request provided that such access shall not unduly disrupt the Target's normal business activities. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Acquiror shall afford Target and its accountants, counsel and other representatives, reasonable access during normal business hours upon reasonable notice during the period prior to the earlier

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

of the termination of this Agreement in accordance with Section 7 hereof or the Effective Time to (i) all of Acquiror's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acquiror and its subsidiaries as Target may reasonably request provided that such access shall not unduly disrupt Acquiror's normal business activities. Acquiror agrees to provide to Target and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                           (b)      Subject to compliance with applicable law,
from the date hereof until the earlier of the termination of this Agreement in accordance with Section 7 hereof or the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                           (c)      No information or knowledge obtained in any
investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Step One Merger.

                  5.4 CONFIDENTIALITY. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

                  5.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by law or to obtain necessary third party consents or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

                  5.6 FIRPTA. Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, which shall state that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2) along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Step One Merger.

                  5.7 STATE STATUTES. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Acquiror and its Board of Directors or Target and its Board of Directors, as the case may be, shall use their reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

                  5.8 ESCROW AGREEMENT. On or before the Effective Time, the Escrow Agent and the Stockholders' Representative (each as defined in Section 8 below) will execute the Escrow Agreement contemplated by Section 8 in the form attached hereto as Exhibit D ("Escrow Agreement").

                  5.9 BLUE SKY LAWS. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Step One Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Step One Merger.

                  5.10 AGREEMENTS APPOINTING REPRESENTATIVE. Target will use commercially reasonable efforts to cause each Target stockholder to execute and deliver to Acquiror an Agreement Appointing Representative substantially in the form attached hereto as Exhibit E (the "Agreement Appointing Representative").

                  5.11 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Acquiror shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Step One Merger and upon exercise of the Target Options assumed by Acquiror.

                  5.12 AFFILIATE AGREEMENTS. Schedule 5.12 sets forth those persons who may be deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Target shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. Target shall use its best efforts to deliver or cause to be delivered to Acquiror, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Target, an executed Affiliate Agreement. Acquiror and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by such Affiliates of Target pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Acquiror Common Stock, consistent with the terms of such Affiliate Agreement.

                  5.13     FAIRNESS HEARING; STOCKHOLDER APPROVAL.

                           (a)      As soon as practicable after the execution
of this Agreement, Target shall continue to prepare, with the cooperation of Acquiror, the Information Statement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock, assumption of Target Options and payment of the Cash Consideration to be received by the holders of Target Capital Stock in the Step One Merger.

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

                           (b)      Acquiror and Target shall each use its best
efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The information supplied by each of Acquiror and Target for inclusion in the Information Statement shall not, at
(i) the time the Information Statement is first mailed to the holders of capital stock of Target, (ii) the time of the written consent of the Target's stockholders and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

                           (c)      Subject to Section 4.3 above, the
Information Statement shall contain the unanimous recommendation of the Board of Directors of Target that the Target stockholders approve the Step One Merger and this Agreement and the conclusion of the Target Board of Directors that the terms and conditions of the Mergers are fair and reasonable to the stockholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

                           (d)      Target and Acquiror shall also prepare, and
Acquiror shall file with the Commissioner of Corporations, (i) a draft notice meeting the requirements of the California Code of Regulations, Title 10, Chapter 3, Subchapter 1, Article 2, as amended (the "Hearing Notice"), concerning the hearing to be held by the Commissioner of Corporations to consider the terms, conditions and fairness of the transactions contemplated hereby pursuant to Section 25142 of California Law (the "Hearing"); (ii) the Permit Application to be filed in connection with the Hearing and (iii) a copy of this Agreement, the Certificate of Merger and the Information Statement, so that following the issuance of the California Permit, the issuance of Acquiror Common Stock in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act. As soon as permitted by the Commissioner of Corporations, Target shall mail the Hearing Notice to all Target stockholders entitled to receive such notice, along with the Information Statement, this Agreement and the Certificate of Merger.

                  5.14 TARGET STOCKHOLDERS CONSENT. Following the issuance of the California Permit, Target shall as promptly as practicable take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to secure the written consent of its stockholders for the adoption of this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. Target shall use its commercially reasonable efforts to take all other action necessary or advisable to secure the consent of stockholders required under applicable law and its Certificate of Incorporation and Bylaws to effect the Step One Merger,

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

unless otherwise necessary under the applicable fiduciary duties of the directors of Target, as determined by such directors in good faith after consultation with Target's independent legal counsel.

                  5.15 VOTING AGREEMENT. Target shall use its best efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause Andre Hawit to execute and deliver to Acquiror a Voting Agreement (that includes an irrevocable proxy) concurrently with the execution of this Agreement and in any event prior to the time that the Information Statement is mailed to the stockholders of Target.

                  5.16     MAINTENANCE OF TARGET INDEMNIFICATION OBLIGATIONS.

                           (a)      Subject to and following the Effective Time,
the Surviving Company shall, and Acquiror shall cause the Surviving Company to, indemnify and hold harmless the Indemnified Target Parties (as defined below) to the extent provided in the Bylaws or Certificate of Incorporation or other agreements of Target, in each case as in effect as of June 19, 2003 (and if the statute is amended to provide for benefits which are more favorable to the Indemnified Target Parties, then each Indemnified Target Party shall be entitled to the benefits of such amendment). The Surviving Company shall, and Acquiror shall cause the Surviving Company to, keep in effect such provisions, which shall not be amended except as required by applicable law or to make changes permitted by Delaware Law that would enlarge the rights to indemnification available to the Indemnified Target Parties and changes to provide for exculpation of director and officer liability to the fullest extent permitted by Delaware Law. For purposes of this Section 5.16, "Indemnified Target Parties" shall mean the individuals who were officers, directors, employees and agents of Target on or prior to the Effective Time.

                           (b)      Subject to and following the Effective Time,
Acquiror and the Surviving Company shall be jointly and severally obligated to pay the reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Target Party in enforcing the rights provided in this Section 5.16 and shall make any advances of such expenses to the Indemnified Target Party that would be available under the Bylaws or Certificate of Incorporation or other agreements of Target (in each case as in effect as of June 19, 2003) with regard to the advancement of indemnifiable expenses, subject to the undertaking of such party to repay such advances in the event that it is ultimately determined that such party is not entitled to indemnification.

                           (c)      The provisions of this Section 5.16 shall be
in addition to any other rights available to the Indemnified Target Parties, shall survive the Effective Time, and are expressly intended for the benefit of the Indemnified Target Parties.

                  5.17 EMPLOYMENT AND NON-COMPETITION AGREEMENTS. Prior to the Closing, Target will use its best efforts to cause Andre Hawit and Said Y. Abdallah to execute and deliver to Acquiror Non-Competition Agreements substantially in the form of Exhibit F attached hereto (the "Non-Competition Agreements") and to cause Andre Hawit to execute and deliver the Hawit Employment Offer.

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                  5.18     FILING OF FORM S-8. As soon as practicable following
the Effective Time, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Acquiror Common Stock subject to Target Options assumed by Acquiror pursuant to Section 1.6(c) and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Target Options remain outstanding. The parties specifically contemplate that such Forms S-8 may be either new Forms S-8 or an amendment to an existing Form S-8, at Acquiror's sole discretion.

                  5.19 EMPLOYEE BENEFITS OF TARGET EMPLOYEES. To the extent permitted under the Acquiror's benefit plans and except with respect to Acquiror's sabbatical policy, Target employees who become Acquiror employees will receive credit for their length of service with Target. To the extent permitted by Acquiror's employee benefit programs, each such eligible employee will be allowed to participate in Acquiror's employee benefit programs and other individual benefits available to all other similarly situated Acquiror employees, such as life insurance, health, medical, dental and vision coverage and the Acquiror's 401(k) plan (collectively, "Acquiror's Plans"). The Hawit Employment Offer shall be negotiated by the parties prior to the execution of this Agreement and shall include terms mutually acceptable to Acquiror and Mr. Hawit. Except as otherwise agreed by Acquiror in writing, all Target employees who become Acquiror employees, shall continue to be "at will" employees and may be terminated by Acquiror at any time for any reason or for no reason. With respect to any Acquiror Plans in which the employees of Target who become Acquiror employees participate subsequent to the Effective Time, to the extent permitted by the terms of such plans, Acquiror shall (i) waive all limitations as to pre-existing condition exclusions applicable to such employees to the same extent such exclusions would have been waived under the Target Employee Plans prior to the Effective Time and (ii) recognize all service of such Target employees for purposes of eligibility to participate and vesting under any Acquiror Plan in which such employees may be eligible to participate after the Effective Time to the same extent taken into account (except as to the sabbatical policy and the vesting of the New Options and any other equity awards granted to such employees subsequent to the Effective Time) under the Target Employee Plans in which such employees participated immediately prior to the Effective Time. Subject to Section 1.6(c)(i)(B), Acquiror has set aside options for a minimum of 300,000 shares of Acquiror Common Stock to grant the New Options, and shall grant to each individual, as mutually determined by Acquiror and Andre Hawit, who is an employee of Acquiror at the time of such grant, options to purchase that number of shares of Acquiror Common Stock as mutually determined by Acquiror and Andre Hawit, at a purchase price per share equal to the Fair Market Value of Acquiror Common Stock on the date of grant. Such options will be granted to such employees no later than two (2) business days after the Closing Date as equity compensation pursuant to Acquiror's compensation policies.

                  5.20 STEP TWO MERGER. Subject to the terms and conditions of this Agreement, the LLC, Target and Acquiror shall take all actions, and do or cause to be done all things necessary or advisable under applicable laws and regulations as to effect consummation of the Step Two Merger on or before the date that is no later than one (1) month following the Closing Date of the Step One Merger.

                  5.21     POST-CLOSING TAX MATTERS.

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

                           (a)      TAX RETURN FILING. Acquiror shall, at its
own expense, prepare and file, or cause to be prepared and filed, all Returns (including in Acquiror's discretion any amended Returns as need to be filed) of the Target for all taxable periods ending on or prior to the Closing Date that have not been filed as of the Closing Date and for all taxable periods that include the Closing Date ("Overlap Returns"). Thirty (30) days prior to the due date for any Overlap Return or the filing date of any amended Overlap Return, Acquiror will provide to the Stockholders' Representative, for his review, a copy of such Overlap Return (which shall be prepared by a national accounting firm), and Acquiror shall incorporate thereon reasonable comments consistent with applicable tax laws timely provided in writing by the Stockholders' Representative. Any Taxes paid by Target, Acquiror or any other Indemnified Person with respect to Returns filed pursuant to this Section 5.21(a) shall constitute Damages and Special Target Obligations (subject to the $350,000 Tax basket set forth in Section 8.3(a) below).

                           (b)      CONDUCT OF AUDITS. Notwithstanding anything
to the contrary contained or implied in this Agreement, upon adequate notice to Stockholders' Representative, Acquiror shall have the right to represent the interests of the Target in any Tax audit or administrative or court proceeding relating to Returns of the Target, provided however that with respect to any such audit or proceeding, the Stockholders' Representative shall have such rights to participate in the audit or proceeding and in any settlement or other resolution that would result in an indemnification obligation on the part of the Target stockholders to the extent provided by and in accordance with the terms of the Escrow Agreement and Indemnification Agreement.

                  5.22 NOTICES. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement.

                                   SECTION SIX

         6.       CONDITIONS TO THE STEP ONE MERGER.

                  6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE STEP ONE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                           (a)      STOCKHOLDER APPROVAL. This Agreement and the
Step One Merger shall have been duly approved and adopted by the holders of a majority of the shares of Target Capital Stock outstanding.

                           (b)      NO INJUNCTIONS OR RESTRAINTS ON MERGERS AND
CONDUCT OF BUSINESS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Mergers or Acquiror's conduct or operation of the business of Target following the Mergers shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers or Acquiror's conduct or operation of the business of Target following the Mergers, illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                           (c)      GOVERNMENTAL APPROVAL. Acquiror, Target and
Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Step One Merger, including, without limitation, such approvals, waivers and consents as may be required under HSR, under the Securities Act and under any state securities laws.

                           (d)      LISTING OF ADDITIONAL SHARES. The Nasdaq
National Market shall have approved of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Step One Merger and upon exercise of the options under the Target Stock Option Plan assumed by Acquiror.

                  6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                           (a)      REPRESENTATIONS, WARRANTIES AND COVENANTS.
(i) Each of the representations and warranties of Acquiror, LLC and Merger Sub in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Acquiror, LLC and Merger Sub in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which by the terms of each subsection address matters only as of a particular date shall remain true and correct as of such date), and (ii) Acquiror, LLC and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                           (b)      CERTIFICATES OF ACQUIROR.

                                    (i)      COMPLIANCE CERTIFICATE OF ACQUIROR.
Target shall have been provided with a certificate executed on behalf of Acquiror by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) above and 6.2(f) below has been satisfied with respect to Acquiror.

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

                                    (ii)     CERTIFICATE OF SECRETARY OF
ACQUIROR. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Acquiror certifying:

                                             (A)      Resolutions duly adopted
by the Board of Directors of Acquiror authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                                             (B)      the incumbency of the
officers of Acquiror executing this Agreement and all agreements and documents contemplated hereby.

                           (c)      CERTIFICATES OF MERGER SUB.

                                    (i)      COMPLIANCE CERTIFICATE OF MERGER
SUB. Target shall have been provided with a certificate executed on behalf of Merger Sub by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) above and 6.2(f) below has been satisfied with respect to Merger Sub.

                                    (ii)     CERTIFICATE OF SECRETARY OF MERGER
SUB. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Merger Sub certifying:

                                             (A)      Resolutions duly adopted
by the Sole Director and the sole stockholder of Merger Sub authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                                             (B)      the incumbency of the
officers of Merger Sub executing this Agreement and all agreements and documents contemplated hereby.

                           (d)      CERTIFICATES OF LLC.

                                    (i)      COMPLIANCE CERTIFICATE OF LLC.
Target shall have been provided with a certificate executed on behalf of LLC by one of its officers to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) above and 6.2(f) below has been satisfied with respect to LLC.

                                    (ii)     CERTIFICATE OF SECRETARY OF LLC.
Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of LLC certifying:

                                             (A)      Resolutions duly adopted
by the Managing Member and the sole member of LLC authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                                             (B)      the incumbency of the
officers of LLC executing this Agreement and all agreements and documents contemplated hereby.

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

                           (e)      LEGAL OPINION. Target shall have received a
legal opinion from Acquiror's legal counsel in a form reasonably acceptable to Target and substantially in the form attached hereto as Exhibit H.

                           (f)      NO MATERIAL ADVERSE EFFECT. There shall not
have occurred any Material Adverse Effect on Acquiror between the date hereof and the Effective Time.

                           (g)      GOOD STANDING. Target shall have received a
certificate or certificates of the Secretary of State of the State of Delaware and any applicable franchise tax authority of such state, certifying as of a date no more than three (3) business days prior to the Effective Time that each of Acquiror, LLC and Merger Sub has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business in such state.

                           (h)      HAWIT EMPLOYMENT OFFER. Acquiror shall have
executed and delivered to Andre Hawit a copy of his offer of employment from Acquiror, substantially in the form attached hereto as Exhibit G (the "Hawit Employment Offer").

                           (i)      ESCROW AGREEMENT. Acquiror and Escrow Agent
shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit D.

                  6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR AND MERGER SUB. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                           (a)      REPRESENTATIONS, WARRANTIES AND COVENANTS.
(i) Each of the representations and warranties of Target in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Target in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time (except that those representations and warranties which by the terms of each subsection address matters only as of a particular date shall remain true and correct as of such date), and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                           (b)      NO MATERIAL ADVERSE EFFECT. There shall not
have occurred any Material Adverse Effect on Target between the date hereof and the Effective Time.

                           (c)      CERTIFICATES OF TARGET.

                                    (i)      COMPLIANCE CERTIFICATE OF TARGET.
Acquiror and Merger Sub shall have been provided with a certificate executed on behalf of Target by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.3(a) and (b) above has been satisfied.

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

                                    (ii)     CERTIFICATE OF SECRETARY OF TARGET.
Acquiror and Merger Sub shall have been provided with a certificate executed by the Secretary of Target certifying:

                                             (A)      Resolutions duly adopted
by the Board of Directors and the stockholders of Target authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                                             (B)      The Certificate of
Incorporation and Bylaws of Target, as in effect immediately prior to the Effective Time, including all amendments thereto; and

                                             (C)      the incumbency of the
officers of Target executing this Agreement and all agreements and documents contemplated hereby.

                           (d)      THIRD PARTY CONSENTS. Acquiror shall have
been furnished with evidence satisfactory to it that Target has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the Mergers as set forth in Sections 5.2(a) and (e).

                           (e)      LEGAL OPINION. Acquiror shall have received
a legal opinion from Target's legal counsel in a form reasonably acceptable to Acquiror and substantially in the form attached hereto as Exhibit I.

                           (f)      AFFILIATE AGREEMENTS. Acquiror shall have
received from each of the Affiliates of Target an executed Affiliate Agreement, in substantially the form of Exhibit B.

                           (g)      VOTING AGREEMENTS. Acquiror shall have
received from Andre Hawit as of the date hereof an executed Voting Agreement, in substantially the form of Exhibit C attached hereto.

                           (h)      FIRPTA CERTIFICATE. Target shall, prior to
the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Step One Merger, as set forth in Section 5.6 above.

                           (i)      AGREEMENTS APPOINTING REPRESENTATIVE.
Acquiror shall have received from the holders of at least 95% of the Target Capital Stock, outstanding immediately prior to the Effective Time, duly executed and delivered Agreements Appointing Representative in substantially the form attached hereto as Exhibit E.

                           (j)      RESIGNATION OF DIRECTORS AND OFFICERS.
Acquiror shall have received letters of resignation from each of the directors and officers of Target in office immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

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

                           (k)      NON-COMPETITION AGREEMENTS. Each of the
persons set forth in Section 5.17 above shall have executed a Non-Competition Agreement substantially in the form attached hereto as Exhibit F.

                           (l)      CERTAIN INFORMATION REQUIRED BY THE CODE.
Each holder of Target Stock or Target Options who holds ten percent (10%) or more (by value) of the interests in Target, within the meaning of Section 1060(e)(2) of the Code, immediately prior to the Step One Merger, and who, in connection with the Step One Merger, enters into a Non-Competition Agreement or other agreement that is subject to Section 1060(e)(1) of the Code with Target or the Surviving Company (or is related to any person who enters into any such agreement, within the meaning of Section 267(b) or Section 707(b)(1) of the
Code) shall furnish Acquiror with any information required pursuant to Section 1060(e) of the Code at such time and in such manner as Acquiror may reasonably request in order to comply with Section 1060(e) and any regulations promulgated thereunder.

                           (m)      TERMINATION OF TARGET'S 401(k) PLAN. If
Target maintains or sponsors a plan subject to Section 401(k) of the Code (the "Target 401(k) Plan"), Target's Board of Directors shall have adopted a resolution in a form reasonably acceptable to Acquiror terminating such plan contingent on the Closing and effective as of at least one calendar day prior to the Effective Time. Acquiror's 401(k) Plan shall accept in cash direct rollovers of "eligible rollover distributions" from the Target 401(k) Plan.

                           (n)      REPAYMENT OF LOANS. Andre Hawit shall have
repaid the outstanding debt owed to Target as described in Section 4.1(b) hereof.

                           (o)      RESERVED.

                           (p)      HAWIT EMPLOYMENT OFFER. Andre Hawit shall
have executed and delivered to Acquiror a copy of the Hawit Employment Offer.

                           (q)      INDEMNIFICATION AGREEMENT. Andre Hawit shall
have executed and delivered to Acquiror a copy of the Indemnification Agreement substantially in the form attached hereto as Exhibit J (the "Indemnification Agreement").

                           (r)      ESCROW AGREEMENT. Target, Escrow Agent and
the Stockholders' Representative (as defined in Section 8 below) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit D.

                           (s)      UPDATED TARGET DISCLOSURE SCHEDULE. Target
shall have delivered to Acquiror an updated Target Disclosure Schedule current on and as of the Effective Time. Target hereby represents and warrants that the updated Target Disclosure Schedule shall be true and correct in all material respects on and as of the Effective Time except where expressly qualified by a reference to materiality and in such case shall be true in all respects as so qualified or where matters are addressed only as of a particular date and in such case shall remain true and correct as of such date; provided, however, that notwithstanding the foregoing, no such update after the date hereof shall cure any breach of any representation and warranty existing at the Effective Time or otherwise affect any Indemnified Party's right to indemnification after the Effective Time pursuant to the terms of this Agreement.

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

                           (t)      SECTION 280G. If reasonably required by
Target's tax advisors, Target shall have submitted for, and have used commercially reasonable efforts to obtain, approval by the Target Stockholders of the right of certain persons to receive or retain payments or benefits pursuant to this Agreement, any Target Employee Plan, or any other plan or arrangement in order that no such payment or benefit shall constitute an "excess parachute payment" within the meaning of Section 280G(b)(1).

                                  SECTION SEVEN

         7.       TERMINATION, AMENDMENT AND WAIVER.

                  7.1      TERMINATION.

                           (a)      MUTUAL CONSENT. This Agreement may be
terminated at any time prior to the Effective Time by the mutual written consent of Acquiror and Target.

                           (b)      UNILATERAL TERMINATION.

                                    (i)      Either Acquiror or Target, by
giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Step One Merger.

                                    (ii)     Either Acquiror or Target, by
giving written notice to the other, may terminate this Agreement if the Step One Merger shall not have been consummated on or by October 21, 2003 which date may be extended by the mutual written consent of the parties hereto (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Section 6.2 or Section 6.3, as applicable, or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

                                    (c)      Either Acquiror or Target may
terminate this Agreement at any time prior to the Effective Time if the other has committed a material breach of (a) any of its material representations and warranties set forth in Section 2 and Section 3 of this Agreement, as applicable, such that the conditions in Section 6.2(a) or Section 6.3(a), as applicable, would not be satisfied or (b) any of its material covenants in this Agreement such that the conditions in Section 6.2(a) or Section 6.3(a), as applicable, would not be satisfied, and has not cured such material breach within ten (10) days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 7.1; provided that notwithstanding the foregoing, no cure period shall be required for a breach which by its nature cannot be cured.

                                    (d)      Target may terminate this Agreement
if at any time prior to the Effective Time, its Board of Directors, in compliance with Section 4.3 above, has determined to

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

agree to or endorse, or has agreed to or endorsed, a Takeover Proposal that is a Superior Proposal.

                  7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or affiliates; provided that, the provisions of Section 5.4 (Confidentiality) and this Section 7 shall remain in full force and effect and survive any termination of this Agreement.

                  7.3      EXPENSES AND TERMINATION FEES.

                           (a)      Subject to subsections (b) and (c) of this
Section 7.3, whether or not the Step One Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the party incurring such expense, provided that in the event the Step One Merger is consummated, the parties intend that the Target's Closing balance sheet shall reflect not more than $200,000 in merger related fees incurred by Target in connection with the preparation and review of the transactions set forth herein. All of Target's counsel's fees, costs and expenses shall be paid at the Closing upon receipt of itemized bills for services.

                           (b)      In the event that this Agreement is
terminated by either Acquiror or Target pursuant to Section 7.1(c), then the breaching party shall promptly pay to the terminating party the sum of $800,000; provided, however, that if Acquiror terminates this Agreement pursuant to
Section 7.1(c) solely as a result of any event or circumstance occurring or arising after June 19, 2003 (except as qualified herein with respect to the Special Litigation Matter) which causes (i) a material breach of Target's representations, warranties or covenants; (ii) the delivery of any updated Target Disclosure Schedule; or (iii) any Material Adverse Effect on Target, then Target shall not be obligated to pay such $800,000 to Acquiror; provided further, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event this Agreement is terminated by Acquiror for a reason or reasons not solely due to any of the reasons contained in clauses 7.3(b)(i), (ii) or (iii) set forth immediately above, the $800,000 payable pursuant to the first clause of the first sentence of this subsection
(b) above will be due and owing. Notwithstanding anything to the contrary contained in this Agreement, in the event that Acquiror terminates this Agreement for any of the reasons set forth in clauses 7.3(b)(i), (ii) or (iii) above, Target hereby agrees to pay up to $500,000 of legal, accounting, investment banking and other professional fees incurred by Acquiror in connection with the negotiation, execution, delivery or performance of this Agreement and the transactions contemplated hereby.

                           (c)      In the event that this Agreement is
terminated by Target pursuant to Section 7.1(d), then Target shall promptly pay to Acquiror the sum of $800,000 within one (1) month of termination.

                  7.4 AMENDMENT. The boards of directors of the parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf

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

of each of the parties; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Interim Surviving Corporation to be effected by the Step One Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the stockholders of Target or Merger Sub.

                  7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  SECTION EIGHT

         8.       ESCROW AND INDEMNIFICATION.

                  8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants and agreements to be performed prior to the Effective Time (except as otherwise contemplated herein), and all representations and warranties in this Agreement shall survive the consummation of the Step One Merger and continue until two (2) years after the Closing Date (the "Escrow Termination Date"); provided that if any bona fide claims for indemnification have been timely asserted with respect to any such representations, warranties, covenants and agreements prior to the Escrow Termination Date, the representations, warranties, covenants and agreements on which any such claims are based shall continue in effect until final resolution of such claims, and provided further that representations and warranties set forth in Sections 2.15 and 3.7 of this Agreement shall survive until thirty (30) days after expiration of all applicable statutes of limitations relating to such Taxes. All covenants and agreements, if they survive the Closing, to be performed after the Effective Time shall continue in accordance with their terms.

                  8.2 ESCROW FUND. As soon as practicable after the Effective Time, without any act of any stockholder of Target, (a) one million dollars ($1,000,000) of the Cash Consideration (the "Escrow Cash") shall be deposited into the Escrow Fund, and (b) twenty percent (20%) of the shares of Stock Consideration that each Target stockholder is entitled to receive in the Step One Merger in exchange for the Target Capital Stock pursuant to Section 1.6 above (the "Initial Escrow Shares" and, together with the New Shares (as defined below), the "Escrow Shares") shall be registered in the name of, and be deposited into the Escrow Fund with EquiServe Trust Company N.A. (or such other institution selected by Acquiror) as escrow agent (the "Escrow Agent"), such deposits to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit D (the "Escrow Agreement"). In the event that any Damages (as defined below) arise, the Escrow Fund shall be available as sole and exclusive (except as otherwise provided in Section 8.3 below) recourse to compensate the Indemnified Persons (defined below) pursuant to the indemnification obligations of the stockholders of the Target pursuant to Section 8.3 and in accordance with the Escrow Agreement and the Indemnification Agreement.

                  8.3      INDEMNIFICATION.

                           (a)      INDEMNIFIED DAMAGES. Subject to the
limitations set forth in this Section 8, from and after the Effective Time, the former stockholders of Target shall protect, defend, indemnify and hold harmless Acquiror, the Interim Surviving Corporation and the Surviving Company and their respective affiliates, officers, directors, managers, members, employees, representatives and agents (Acquiror, the Interim Surviving Corporation, the Surviving Company and each of the foregoing persons or entities is hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all actual losses, amounts paid in settlement, costs, damages, liabilities, fees (including without limitation reasonable attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs by reason of or in connection with any misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Target contained in this Agreement or any closing certificates furnished by Target pursuant to Section 6.3(c) of this Agreement or the Target Disclosure Schedule attached hereto, and the Certificate of Merger, which becomes known to the Indemnified Person during the Escrow Period (or, in the case of breaches of the representations and warranties set forth in Section 2.15 of this Agreement, until the expiration of all applicable statutes of limitations relating to the subject Taxes) and for which the Indemnified Person delivers a timely written notice pursuant to the Escrow Agreement (or, as applicable, pursuant to the Indemnification Agreement with respect to Taxes in the event the Escrow Period has expired). Damages in each case shall be net of the amount of any insurance proceeds, indemnity and contribution actually recovered by the Indemnified Person and shall also be net of any tax benefits realized by the Indemnified Person with respect to the Damages (reduced by any tax cost to the Indemnified Person as a result of the indemnity payments). Subject to the provisions of Section 6.3(s) above, disclosures in the Target Disclosure Schedule shall be deemed to modify all representations, warranties, covenants and agreements for purposes of this Agreement notwithstanding anything in this Agreement to the contrary; provided that disclosure with respect to any section of the Target Disclosure Schedule shall not be deemed disclosure for purposes of any other section except as provided in the introduction thereto. Notwithstanding anything to the contrary contained in this Agreement, the exhibits hereto or the Target Disclosure Schedules (including any update thereto), the following amounts shall constitute "Damages" for purposes of this Agreement payable pursuant to this Section 8: (i) all Taxes of Target paid or payable by Target or by an Indemnified Person with respect to any taxable periods (or portion thereof) of Target through the Closing Date in excess of three hundred fifty thousand dollars ($350,000); (ii) all amounts paid or payable by an Indemnified Person subsequent to the Closing Date in connection with the business conducted by Target prior to the Closing Date to Global Software Solutions, Inc. in excess of one hundred thousand dollars ($100,000); (iii) all amounts paid or payable by an Indemnified Person subsequent to the Closing Date in connection with the business conducted by Target prior to the Closing Date to Investment Intelligence Systems Corporation in excess of one hundred thousand dollars ($100,000); and (iv) all amounts paid or payable by an Indemnified Person in connection with the Special Litigation Matter (all such excess amounts shall collectively be referred to herein as the "Special Target Obligations"); provided, however, that nothing in this Agreement, the Escrow Agreement or the

Indemnification Agreement shall impose any liability on any Target stockholder with respect to Taxes attributable to the transactions in connection with the Mergers or the conduct of Target after the Mergers. Such Special Target Obligations set forth in Sections 8.3(a)(ii), 8.3(a)(iii) and 8.3(a)(iv) shall continue until the Escrow Termination Date, provided that if any bona fide claims for indemnification have been timely asserted with respect to such Special Target Obligations prior to the Escrow Termination Date, such Special Target Obligations on which any such claims are based shall continue in effect until final resolution of such claims.

                           (b)      EXCLUSIVE REMEDY AND LIMITATIONS. Resort to
the Escrow Fund shall be the sole and exclusive remedy of the Indemnified Persons for any Damages if the Step One Merger closes. Liability of the Target stockholders shall be several and the maximum liability of any former holder of the Target Capital Stock for any breach of a representation, warranty, covenant or agreement of the Target and the Special Target Obligations shall be limited to the Escrow Cash and Escrow Shares in which such holder has an interest that are held pursuant to the Escrow Agreement; provided, however, in each case, that nothing herein shall limit the liability: (i) of any Target stockholder in connection with any actual breach by such stockholder of the Affiliate Agreement, Non-Competition Agreement or Voting Agreement, as applicable, (ii) of any such officer, director or stockholder of the Target for such person's or entity's fraud or intentional misrepresentation and (iii) with respect to any unpaid Taxes of Target paid or payable by Target or an Indemnified Person with respect to any taxable periods (or portions thereof) of Target through the Closing Date in excess of $350,000 except as set forth above; provided that liability of the Target stockholders shall be several and, subject to the terms of the Indemnification Agreement, the maximum liability of any former holder of the Target Capital Stock for any unpaid Taxes (including amounts paid or payable pursuant to the use of the Escrow Shares) shall be limited to such stockholder's percentage ownership of the Target Capital Stock as calculated immediately prior to the Effective Time multiplied by the lesser of (i) the total aggregate amount of any such unpaid Taxes (including amounts paid or payable pursuant to the use of the Escrow Shares) and (ii) an amount equal to the aggregate value of the Merger Consideration (determined by adding the Cash Consideration to the product of the Stock Consideration multiplied by the Closing Price) issued in the Step One Merger to such stockholder divided by two (2).

                  8.4 DAMAGES THRESHOLD. Notwithstanding the foregoing, Acquiror may not receive any of the Escrow Cash or Escrow Shares from the Escrow Fund unless and until a certificate signed by an officer of Acquiror (an "Officer's Certificate") identifying Damages in the aggregate amount in excess of $150,000 has been delivered to the Escrow Agent and such amount is determined pursuant to this Section 8 to be payable, in which case Acquiror shall receive Escrow Cash or Escrow Shares equal in value to the full amount of Damages in excess of $150,000 (valued at the Closing Price); provided, however, that for purposes of this Section 8.4 only, the Special Target Obligations shall not constitute Damages for purposes of determining whether the $150,000 threshold has been exceeded and all such Special Target Obligations shall be paid to Acquiror from the Escrow Fund regardless of whether such $150,000 threshold has been exceeded.

                  8.5 ESCROW PERIOD. The Escrow Fund shall remain in existence until the Escrow Termination Date (the "Escrow Period"). Notwithstanding the foregoing, (i) the remainder, if any, of the one million dollars ($1,000,000) originally comprising the Escrow Cash component of the Escrow Fund shall be released to the Target Stockholders upon the final resolution of any third party litigation pending or threatened as of the date hereof, and (ii) fifty percent (50%) of the total number of shares originally comprising the Escrow Share component of the Escrow Fund shall be released to the Target stockholders on the 12-month anniversary and the balance of the Escrow Shares remaining in the Escrow Fund shall be released on the 24-month anniversary of the Closing Date (each such date an "Escrow Release Date"), provided that Escrow Shares shall be released on an Escrow Release Date only to the extent the aggregate dollar value (calculated based upon the Closing Price) of all Escrow Shares otherwise available and scheduled for release on that date exceeds the dollar value of all bona fide claims for Damages asserted by Acquiror prior to such Escrow Release Date. Any indemnification payment relating to bona fide claims asserted by Acquiror during the first 12-month period following the Closing Date will be deducted from the portion of the Escrow Fund to be released on the first Escrow Release Date, and to the extent that such amount is insufficient to indemnify the Indemnified Parties for such claims, the entire Escrow Fund shall be available to satisfy them. Upon the expiration of the Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Cash and Escrow Shares; provided, however, that the amount of Escrow Cash and the number of Escrow Shares, which, in the reasonable judgment of Acquiror, subject to the objection of the Stockholders' Representative (as defined in Section 8.8 below) and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the stockholders of Target all Escrow Cash and Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Escrow Cash and Escrow Shares to the stockholders of Target pursuant to this Section 8.5 and the Escrow Agreement shall be made in proportion to their respective original contributions to the Escrow Fund.

                  8.6      DISTRIBUTIONS; VOTING.

                           (a)      Any shares of Acquiror Common Stock or other
equity securities issued or distributed by Acquiror (including shares issued upon a stock split) ("New Shares") in respect of the Escrow Shares that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. When and if cash dividends on Escrow Shares in the Escrow Fund shall be declared and paid, they shall be distributed to the beneficial owners of the Escrow Shares. Such dividends will not become part of the Escrow Fund and will not be available to satisfy Damages. The beneficial owners of the Escrow Shares shall pay any taxes on such dividends.

                           (b)      Each stockholder of Target shall have voting
rights with respect to that number of Escrow Shares contributed to the Escrow Fund on behalf of such stockholder (and on any voting securities added to the Escrow Fund in respect of such Escrow Shares) so long as such Escrow Shares or other voting securities are held in the Escrow Fund. As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the stockholders of Target having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such stockholders. Acquiror shall show the Acquiror Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

                  8.7 METHOD OF ASSERTING CLAIMS. All claims for indemnification by Acquiror, the Interim Surviving Corporation, the Surviving Company or any other Indemnified Person pursuant to this Section 8 shall be made in accordance with the provisions of the Escrow Agreement and, as applicable, the Indemnification Agreement. Any claims against the Escrow Fund for matters not then involving any third party litigation pending or threatened as of the date hereof shall be satisfied solely by shares of Acquiror Common Stock, valued at the Closing Price. Any claims made against the Escrow Fund for matters then involving any third party litigation pending or threatened as of the date hereof shall be satisfied first by payment of the Escrow Cash, and to the extent the Escrow Cash is not available, then by shares of Acquiror Common Stock, valued at the Closing Price.

                  8.8 REPRESENTATIVE OF THE STOCKHOLDERS; POWER OF ATTORNEY. In the event that the Step One Merger is approved by the requisite stockholders, effective upon such vote, and without further act of any stockholder, Andre Hawit shall be appointed as agent and attorney-in-fact (the "Stockholders' Representative") for each stockholder of Target (except such stockholders, if any, as shall have perfected their appraisal rights under applicable law), for and on behalf of stockholders of Target, to give and receive notices and communications on behalf of Target stockholders, to enter into and perform the Escrow Agreement, to authorize delivery to Acquiror of Escrow Shares, Escrow Cash or other property from the Escrow Fund in satisfaction of claims by Acquiror or any other Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholders' Representative for the accomplishment of the foregoing. The Stockholders' Representative shall not be liable or responsible for any act he may do or omit to do hereunder so long as the Stockholders' Representative shall exercise reasonable care and good faith. Without limiting the generality of the foregoing, the Stockholders' Representative shall not incur any liability with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other document believed by him to be genuinely and duly authorized, nor for any action or inaction in reliance in good faith upon advice of legal counsel. If the Stockholders' Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, former Target stockholders with an interest in the Escrow Fund shall, by consent of former Target stockholders that hold at least a majority of the shares of Acquiror Common Stock held in the Escrow Fund, within ten (10) days after such death or disability, appoint a successor to the Stockholders' Representative and immediately thereafter notify Acquiror of the identity of such successor. Any such successor shall succeed the Stockholders' Representative as Stockholders' Representative hereunder.

                  8.9 ADJUSTMENT TO ESCROW. In the event that Acquiror pays out any amounts to holders of Dissenting Shares with respect to such shares, the Escrow Fund shall be automatically reduced by the number of Escrow Shares and amount of Escrow Cash allocable to the holders of such Dissenting Shares. Upon certification by the Acquiror to the Escrow Agent of such event, the Escrow Shares, any New Shares and the Escrow Cash allocable to the holders of such Dissenting Shares shall be promptly returned to Acquiror.

                                  SECTION NINE

         9.       GENERAL PROVISIONS.

                  9.1 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice,

                           (a)      if to Acquiror, Merger Sub or the LLC, to:

                                    PDF Solutions, Inc.
                                    333 West San Carlos Street
                                    San Jose, CA 95110
                                    Attention: Chief Financial Officer
                                    Facsimile No.: (408) 280-7915
                                    Telephone No.: (408) 280-7900

                                    with a copy to:

                                    Orrick, Herrington & Sutcliffe LLP
                                    1020 Marsh Road
                                    Menlo Park, CA 94025
                                    Attention: Peter Cohn
                                    Facsimile No.: (650) 614-7401
                                    Telephone No.: (650) 614-7400

                           (b)      if to Target, to:

                                    IDS Software Systems, Inc.
                                    1065 East Hillsdale Blvd., Suite 220
                                    Foster City, CA 94404
                                    Attention:  Andre Hawit
                                    Facsimile No.: (650) 349-0101
                                    Telephone No.: (650) 349-0500

                                    with a copy to:

                                    O'Melveny & Myers
                                    2765 Sand Hill Road
                                    Menlo Park, CA 94025
                                    Attention: Warren Lazarow
                                    Facsimile No.: (650) 473-2601

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

                                    Telephone No.:  (650) 473-2637

                  9.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 2, 2003. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  9.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  9.4 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the letter agreement by and between Target and Acquiror dated as of June 7, 2003 and the Original Merger Agreement, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c) and (g), 1.8, 1.12, 5.16 and 8.8, and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

                  9.5 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                  9.6 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                  9.7 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of Santa Clara County, California.

                  9.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement.

                  9.9 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9.9 shall be binding upon the parties and their respective successors and assigns.

                  9.10 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, each party shall bear responsibility for its respective attorneys' fees, costs and disbursements.

                  9.11 LICENSE. Target agrees to grant, and hereby grants, to Acquiror, subject to payment by Acquiror of the license fee set forth below, a worldwide, non-exclusive, non-transferable, fully-paid, irrevocable, perpetual globally-floating license to use Target's dataPOWER 6.0 core, and all optional modules thereto (without the right to sublicense) for internal business purposes only (including, without limitation, the provision of consulting services to customers) (the terms of each seat of such license, hereinafter referred to as the "YMS License"), which license shall initially, subject to the purchase of additional seats by Acquiror for the additional fee and as set forth below, be limited to 75 concurrent users, for a one-time license fee of $500,000, which fee shall be inclusive of payment for the first year of maintenance and support (which maintenance and support shall include all Updates and Releases (as such terms will be defined in the form as agreed to by the parties below) at no additional charge to Acquiror) and Acquiror shall, at its option, be entitled to renew such maintenance and support from Target for the annual fee of $100,000 each year thereafter. The parties hereby agree to negotiate in good faith the form of a mutually agreed to form of definitive end-user license agreement by September 21, 2003, which license shall have terms in any event consistent with the terms of the YMS License herein. The license fee of $500,000 shall be payable by Acquiror upon termination of this Agreement, unless terminated (W) pursuant to Section 7.1(a), (X) by Acquiror or Target pursuant to Section 7.1(b)(i) or (b)(ii), (Y) by Target pursuant to Section 7.1(c) or by Acquiror pursuant to Section 7.1(c) in whole or in part as a result of any event or circumstance occurring or arising prior to June 19, 2003 or (Z) by Target pursuant to Section 7.1(d). Subject to payment by Acquiror of the license fee set forth above, (i) the Parties agree to enter into Target's form license agreement agreed to above; and (ii) Acquiror shall have the irrevocable option to purchase, in its sole discretion, from time-to-time, additional seats for such YMS License at $17,500 per seat, which fee shall be inclusive of payment for the first year of maintenance and support as set forth above, and which maintenance and support Acquiror shall, at its option, be entitled to renew from Target for the annual fee of $3,500 each year per seat thereafter.

                            [Signature Page Follows]

         Target, Acquiror, Merger Sub and LLC have executed this Agreement as of the date first written above.

                                        TARGET

                                        IDS SOFTWARE SYSTEMS, INC.

                                        By: /s/
                                            _______________________________

                                        Name:  Andre Hawit
                                            _______________________________
                                                         (Print)
                                        Title: Founder
                                            _______________________________

                                        Address: 1065 E. Hillsdale FC, CA 94404
                                           _______________________________

                                        ACQUIROR

                                        PDF SOLUTIONS, INC.

                                        By: /s/
                                                _______________________________

                                        Name: John K. Kibarian
                                                _______________________________
                                                         (Print)
                                        Title: President & CEO
                                                _______________________________

                                        Address: 333 W. San Carlos St., Ste. 700
                                                 San Jose, CA 95110
                                                _______________________________

                                        MERGER SUB:

                                        IDS SOFTWARE ACQUISITION CORP.

                                        By: /s/

                                        Name: P. Steven Welman
                                                _______________________________
                                                         (Print)
                                        Title: CFO
                                                _______________________________

                                        Address: 333 W. San Carlos St., Ste. 700
                                                 San Jose, CA 95110
                                                _______________________________


         SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION

                                    SURVIVING COMPANY:

                                    PDF SOLUTIONS LLC

                                      By:    /s/
                                          ____________________________________

                                      Name:   P. Steven Welman
                                            __________________________________
                                                       (Print)
                                      Title:  CFO
                                             _________________________________

                                      Address: 333 W. San Carlos St., Ste. 700
                                               San Jose, CA 95110
                                               _______________________________


         SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION

EXCLUDED EXHIBITS

The following schedule and exhibits to the Agreement and Plan of Reorganization dated September 2, 2003, by and among PDF Solutions, Inc., IDS Software Acquisition Corp, PDF Solutions, LLC and IDS Software Systems, Inc., have been omitted from this filing: Target Disclosure Schedule; Exhibit A (Certificates of Merger); Exhibit B (Affiliate Agreement); Exhibit C (Voting Agreement); Exhibit D (Escrow Agreement ); Exhibit E (Agreement Appointing Representative);Exhibit F (Non-competition Agreement); Exhibit G (Hawit Employment Offer; Exhibit H (Legal Opinion from Acquiror's Counsel); Exhibit I (Legal Opinion from Target's Counsel); and Exhibit J (Indemnification Agreement).

PDF hereby agrees to furnish supplementally to the Commission any omitted exhibit upon request.